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PARTICIPATION AGREEMENT

dated as of October 22, 1999

among

ADC TELECOMMUNICATIONS, INC.,
as Lessee,

LEASE PLAN NORTH AMERICA, INC.
not in its individual capacity
except as expressly stated herein,
but solely as Agent Lessor
for the Participants,

THE PERSONS NAMED ON SCHEDULE I HERETO,
as Participants

and

ABN AMRO BANK N.V., as Administrative Agent

APPENDICES
APPENDIX 1	—	Definitions and Interpretation
APPENDIX 2	—	Conditions Precedent to Document Closing Date
SCHEDULES
SCHEDULE I	—	Participants' Commitments
SCHEDULE II	—	Notice Information, Payment Offices and Applicable Lending Offices
SCHEDULE 6.1(f)	—	Filings and Recordings
SCHEDULE 7.2(a)	—	List of Subsidiaries
SCHEDULE 7.2(e)	—	Litigation
SCHEDULE 7.2(l)	—	ERISA Compliance
SCHEDULE 7.2(n)	—	Governmental Regulations of the State Applicable to Agents and Participants
SCHEDULE 7.2(x)	—	Environmental Matters
SCHEDULE 7.2(y)	—	Appraisal Data
SCHEDULE 7.2(cc)	—	Ownership, Nature, Condition and Use of the Premises
SCHEDULE 8.2	—	Existing Liens
SCHEDULE 8.5	—	Loans and Investments
SCHEDULE 8.6	—	Existing Indebtedness
SCHEDULE 8.9	—	Contingent Obligations
EXHIBITS
EXHIBIT A	—	Form of Advance Request
EXHIBIT B	—	Form of Certificate
EXHIBIT C	—	Form of Officer's Certificate of Lessee
EXHIBIT D	—	Form of Legal Opinion
EXHIBIT E	—	Form of Initial Advance Date Certificate of Construction Agent
EXHIBIT F	—	Construction Agency Agreement
EXHIBIT G	—	Responsible Officer's Certificate
EXHIBIT H	—	Construction Agent's Construction Certificate
EXHIBIT I	—	Architect's Certificate
EXHIBIT J	—	Construction Agent's Completion Certificate
EXHIBIT K	—	Certificate of Chief Financial Officer
EXHIBIT L	—	Assignment Agreement
EXHIBIT M	—	Transfer Agreement

PARTICIPATION AGREEMENT

    THIS PARTICIPATION AGREEMENT (this "Participation Agreement"), dated as of October 22, 1999, is entered into by and among ADC TELECOMMUNICATIONS, INC., a Minnesota corporation (together with its permitted successors and assigns, the "Lessee"); LEASE PLAN NORTH AMERICA, INC., not in its individual capacity except as expressly stated herein, but solely as agent for the Participants (in such capacity, together with its successor and assigns in such capacity, the "Agent Lessor"); and the Persons named on Schedule I  hereto (together with their respective permitted successors, assigns and transferees, each, a "Participant", and collectively, the "Participants") and ABN AMRO BANK N.V., a bank organized under the laws of the Netherlands, as administrative agent for the Participants (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

    A.  Lessee, the Participants, Agent Lessor and the Administrative Agent have entered into this Participation Agreement and are entering into the other Operative Documents for the purpose of providing financing for Lessee for the construction of the Financed Improvements on the Land.

    B.  On the initial Advance Date, Lessee will lease the Land to Agent Lessor and Agent Lessor will lease the Land from Lessee pursuant to the Ground Lease. Pursuant to the Lease, Agent Lessor will sublease the Land to Lessee, and will lease Agent Lessor's interest in the Financed Improvements to Lessee upon the construction thereof.

    C.  Pursuant to the Construction Agency Agreement, Agent Lessor will appoint Lessee to act as Construction Agent to design, procure and construct the Financed Improvements using Advances funded by the Participants.

    D.  Subject to the terms and conditions of this Participation Agreement and the other Operative Documents, the Tranche B Participants and the Tranche C Equity Participants are willing to provide to Agent Lessor through fundings to the Administrative Agent a portion of the funding of the Construction Costs.

    E.  Subject to the terms and conditions of this Participation Agreement and the other Operative Documents, Agent Lessor wishes to obtain, and the Tranche A1 Participant may provide through fundings to the Administrative Agent, financing of the remaining portion of the funding of the Construction Costs out of the proceeds from the issuance of Commercial Paper.

    F.  If, for any reason, the Tranche A1 Participant elects not to issue Commercial Paper and lend such proceeds, subject to the terms and conditions of this Participation Agreement and the other Operative Documents, the Committed Tranche A Participants are willing to provide through fundings to the Administrative Agent financing for the remaining portion of the funding of the Construction Costs.

    G.  To secure the repayment of Lessee's obligations under the Lease and the other Operative Documents, Agent Lessor, on behalf of the Participants, and the Participants will have the benefit of a Lien on the Premises.

    NOW, THEREFORE, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

    SECTION 1.1.  Definitions; Interpretation.  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement; and capitalized terms used and not defined herein or in Appendix 1 hereto shall have the meanings assigned thereto in Section 1.1 of the Transfer Agreement.

ARTICLE II
DOCUMENT CLOSING DATE

    This Participation Agreement shall be effective as of the earliest date (on or before October 22, 1999) (the "Document Closing Date") on which all of the conditions precedent set forth in Appendix 2 hereto have been satisfied or waived by the applicable parties as set forth therein.

ARTICLE III
PURCHASE AND LEASE OF PREMISES; FUNDING OF ADVANCES

    SECTION 3.1.  Fundings.

      (a) Ground Lease; Grants of Liens. Subject to the terms and conditions of this Participation Agreement, (i) on the Document Closing Date, Agent Lessor and Lessee will enter into (A) the Ground Lease pursuant to which Lessee shall lease to Agent Lessor and Agent Lessor shall lease from Lessee the Land for the Term (as defined in the Ground Lease), (B) the Lease pursuant to which Agent Lessor shall sublease to Lessee, and Lessee shall sublease from Agent Lessor, the Land for the Term, and Agent Lessor shall lease to Lessee and Lessee shall lease from Agent Lessor, Agent Lessor's interest in the Improvements for the Term, with the Base Term commencing on the Base Term Commencement Date and (C) the Construction Agency Agreement pursuant to which Agent Lessor will appoint Lessee as Agent Lessor's Construction Agent to complete Construction of the Financed Improvements, and (ii) on the initial Advance Date, Lessee and Agent Lessor shall enter into and record the Memorandum of Lease and the related UCC financing statements.

      (b) Fundings of Construction Costs. Subject to the terms and conditions of this Participation Agreement (including the limitations set forth in Section 3.1(d)) and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, on each Advance Date, the Administrative Agent shall make an Advance, using funds provided by the Participants, the proceeds of which shall be used by Construction Agent for the payment of Construction Costs (including Capitalized Tranche A and Tranche B Basic Rent and Capitalized Tranche C Equity Basic Rent relating to any Tranche A Basic Rent and Tranche B Basic Rent and Tranche C Equity Basic Rent accrued during the Interest Period immediately preceding such Advance and the payment of accrued Fees and Transaction Expenses).

      (c) Fundings by Tranche C Equity, Tranche B and Tranche A Participants. Subject to the terms and conditions of this Participation Agreement (including the limitations set forth in Section 3.1(d)) and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request, on each Advance Date each Tranche C Equity Participant shall Fund to the Administrative Agent by wire transfer in accordance with the instructions set forth in the Advance Request an amount in immediately available funds on such Advance Date equal to such Tranche C Equity Participant's Commitment Percentage of the aggregate amount of the requested Advance. Subject to the terms and conditions of this Participation Agreement (including the limitations set forth in Section 3.1(d)) and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request, on each Advance Date each Tranche B Participant shall Fund to the Administrative Agent by wire transfer in accordance with the instructions set forth in the Advance Request an amount in immediately available funds on such Advance Date equal to such Tranche B Participant's Commitment Percentage of the aggregate amount of the requested Advance. Subject to the terms and conditions of this Participation Agreement (including the limitations set forth in Section 3.1(d)) and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of a Advance Request, on each Advance Date, Tranche A1 Participant in its sole discretion may Fund to the Administrative Agent by wire transfer in accordance with the instructions set forth in the Advance Request an amount in immediately available funds on such Advance Date equal to such Tranche A1 Participant's Commitment Percentage of the aggregate amount of the requested Advance by issuing Commercial Paper. If the Tranche A1 Participant elects in its sole discretion not to make any Advance with respect to an Advance Date, the Administrative Agent, on behalf of the Tranche A1 Participant, shall give written notice thereof to the Committed Tranche A Participants no later than 11:00 a.m. New York, New York time the Business Day preceding such Advance Date, and upon delivery of said notice each Committed Tranche A Participant shall Fund to the Administrative Agent by wire transfer in accordance with the instructions set forth in the Advance Request an amount equal to such Committed Tranche A Participant's Commitment Percentage of the aggregate amount of the requested Advance. Unless the Administrative Agent shall have been notified in writing by any Participant prior to funding its Advance that such Participant will not make its share of such Advance available to the Administrative Agent, the Administrative Agent may assume that such Participant is making such amount available to the Administrative Agent. If such Participant's share of such Advance is not made available to the Administrative Agent by such Participant on or prior to such Advance Date, the Administrative Agent shall not be required to make such Advance to Lessee.

      If, pursuant to the Transfer Agreement any Committed Tranche A Participant has funded its Commitment in a Non-Renewal Collateral Account pursuant to Section 4.12(e) of the Transfer Agreement or into a Downgrade Collateral Account pursuant to Section 4.12(c) of the Transfer Agreement, then the portion of Advances to be funded hereunder applicable to such Committed Tranche A Participant shall be funded by such Committed Tranche A Participant out of the Non-Renewal Collateral Account or the Downgrade Collateral Account, as applicable, in accordance with the terms of the Transfer Agreement. The parties acknowledge that the Tranche A1 Participant shall not be obligated to make a Funding on any Advance Date notwithstanding the use of the terms "Commitment", "Available Commitment" or "Commitment Percentage" in relation to the Tranche A1 Participant.

      (d) Advances; Limitations and Limits. Notwithstanding the foregoing, (i) the Funding by each Participant on such Advance Date shall not exceed such Participant's Available Commitment, (ii) the Advance made by the Administrative Agent to Lessee on such Advance Date, together with all prior outstanding Advances, shall not exceed the Aggregate Commitment Amount and (iii) the aggregate amount of Advances used to pay Eligible Transaction Expenses and accrued Fees or to reimburse Lessee for Eligible Transaction Expenses as set forth on the Advance Requests shall not exceed at any time 2% of the Aggregate Commitment Amount. Each Advance shall be used solely (i) to reimburse Construction Agent for any Construction Costs paid by Construction Agent prior to the date of the Advance Request for such Advance for which Construction Agent has not previously been reimbursed hereunder or to pay Construction Costs which are due and payable on or prior to the proposed Advance Date and (ii) to fund Capitalized Tranche A and Tranche B Basic Rent, Capitalized Tranche C Equity Basic Rent and to pay accrued Fees and Transaction Expenses provided for, and in the manner set forth, in Section 4.1(b)  and Section 15.15.

      The initial Advance Date shall occur on or before November 1, 1999. Each Advance Date shall be on a Business Day, and there shall be no more than one Advance Date during any calendar month. Each Advance made on a Advance Date shall be in a minimum amount equal to $1,000,000 (except for the initial Advance, which shall be in a minimum amount of $500,000), or an integral multiple of $100,000 in excess thereof, provided, that so long as an Advance is for the full amount of the aggregate Available Commitment and exceeds the minimum threshold of $1,000,000, such Advance need not be in an integral multiple of $100,000. All Fundings made by Participants for the Funding of any Advance shall be made in immediately available federal funds by wire transfer to the Administrative Agent at the Administrative Agent's address referred to in Schedule II  hereto. In the case of Fundings by the Committed Participants, such Funds shall be remitted to the Administrative Agent prior to 12:00 noon (New York, New York time) on the Advance Date specified in the relevant Advance Request and, in the case of a Funding by the Tranche A1 Participant, such Funds shall be remitted to the Administrative Agent promptly following such Participant's receipt of sufficient proceeds from its issuance of Commercial Paper. Notwithstanding the foregoing, if the terms and conditions for such Advance set forth herein have not been satisfied by 10:00 a.m. New York, New York time on the Advance Date specified in such Advance Request, no Participant shall be obligated to maintain the availability of its funds for such Advance unless such Participant has received a satisfactory indemnity for the overnight investment of such funds. Upon the Administrative Agent's receipt of such funds from the Participants, subject to the conditions herein, the Administrative Agent shall wire such funds to Lessee for deposit on the applicable Advance Date to such account as Lessee shall have indicated in the Advance Request. The Funding by each Participant to the Administrative Agent of its respective portion of an Advance shall constitute authorization and direction by such party to the Administrative Agent to make an Advance pursuant to this Article III.

      (e) Termination of Commitments. Notwithstanding anything in this Participation Agreement to be the contrary, the Commitments shall terminate and no Participant shall be obligated to make any Advance, and no Advance Date may occur, in each case of the foregoing, after the occurrence of 2:00 p.m. New York, New York time on the last day of the Commitment Period.

    SECTION 3.2.  Basic Rent; Payments of Rent.

      (a) Allocation of Basic Rent. Subject to the priority of distributions set forth in Section 5.3(d) and (f), the Tranche A1 Participant shall be entitled to all Tranche A1 Basic Rent, the Tranche A2 Participant shall be entitled to all Tranche A2 Basic Rent, the Tranche A3 Participant shall be entitled to all Tranche A3 Basic Rent, the Tranche B Participant shall be entitled to all Tranche B Basic Rent, and the Tranche C Equity Participant shall be entitled to all Tranche C Equity Basic Rent.

      (b) Computations. Basic Rent shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed at all times that Basic Rent is calculated by reference to the Alternate Base Rate, and Basic Rent at all other times shall be calculated on the basis of a 360-day year for the actual days elapsed.

      (c) Funding of Rent During Interim Term. Except as provided for in the following sentence and excluding amounts payable by other Persons which Lessee is required to pay over to the Administrative Agent or any Participant, (i) Basic Rent due, Fees payable pursuant to Section 4.1 and other Supplemental Rent due in each case during the Interim Term shall be payable solely from Advances to pay such Rent pursuant to the terms and conditions of Section 3.1 and to the extent of the Available Commitments. All payments or other amounts (i) required to be made by Lessee during the Interim Term pursuant to Articles X, XII or  XIV, (ii) which constitutes a deductible or self insurance amount payable by Lessee or its Affiliates with respect to any insurance policy required to be maintained pursuant to Section 13.1(a) or 13.1(b) of the Lease, and (iii) subject to the limitation at Section 16.6 of the Lease and Section 5.4 of the Construction Agency Agreement (to the extent applicable) payable by Lessee pursuant to any of Articles XV, XVI or XVIII of the Lease or by Construction Agent pursuant to Section 3.4(b) of the Construction Agency Agreement, shall be the direct recourse obligations of Lessee and shall not be payable with Advances. In the event that Lessee pays the Purchase Amount to the Administrative Agent in connection with Lessee's purchase of the Premises in accordance with Section 15.1, 16.2(e), 18.1, 18.2 or Article XIX of the Lease, the Administrative Agent will prepay the entire outstanding principal amount of the Certificate Amounts in accordance with Section 5.3. Each of the Participants hereby acknowledges that its Certificate Amounts, as the case may be, may be so prepaid without any prepayment premium (other than Break Costs, if any).

    SECTION 3.3.  Payment of Construction Costs and Fees; Application of Funds.  To the extent provided for in this Agreement and the other Operative Documents, Lessee shall pay all Construction Costs as such costs become due. On the initial Advance Date and on each subsequent Advance Date, upon the satisfaction of the terms and conditions of this Participation Agreement, the Administrative Agent shall make an Advance from funds made available by the Participants pursuant to Section 3.1(c) in the amount specified in the applicable Advance Request either, (i) to the extent the Construction Costs have not been previously paid and are then due and payable, to the Persons entitled to the payment thereof, or (ii) to Lessee to reimburse Construction Agent for Construction Costs incurred and paid by Construction Agent on behalf of Agent Lessor and for which Construction Agent has not been previously reimbursed, provided,  however, that all Fundings for Capitalized Tranche A and Tranche B Basic Rent, Capitalized Tranche C Equity Basic Rent, Fees, and, if specified in the Advance Request, any other Supplemental Rent payable to any Participant will be Funded directly to the Participant to which such amount is due.

    SECTION 3.4.  Advance Dates.

      (a) Notice and Closing. No later than 12:00 noon New York time, at least three (3) Business Days prior to the initial Advance Date and each other proposed Advance Date, Lessee, in its capacity as Construction Agent, shall deliver to the Administrative Agent (which shall promptly forward a copy of such Advance Request to each Participant) an irrevocable written notice substantially in the form of Exhibit A (an "Advance Request"), setting forth:

         (i) the proposed Advance Date;

        (ii) a statement of the amount of the requested Advance (including a statement of the amount thereof, if any, that will be used to Fund Capitalized Tranche A and Tranche B Basic Rent and Capitalized Tranche C Equity Basic Rent, and to pay Fees and Transaction Expenses);

        (iii) with respect to the initial Advance, an estimate of the Estimated Construction Costs and the Estimated Completion Date; and

        (iv) With respect to each Advance:

          (A) a description of all Construction Costs, by type and amount, to which such Advance applies, indicating which portion of such Construction Costs have been paid by Construction Agent and for which Construction Agent has not been reimbursed hereunder, and the portion of the Construction Costs which are then due and unpaid and the identity of the Persons entitled to such payments (including a description of all Soft Costs and Transaction Expenses);

          (B) a certification by Construction Agent that: (I) the aggregate amount to be Funded by the Participants on such Advance Date, together with Advances made on all prior Advance Dates, does not exceed the lesser of: 1) the Aggregate Commitment Amount or 2) 100% of the estimated as-built Fair Market Value of the Financed Improvements as set forth in the Appraisal, (II) the aggregate amount to be funded by the Participants on such Advance Date, together with all Advances made on all prior Advance Dates, does not exceed the aggregate amount set forth in the Approved Construction Budget for the construction line items to be paid with the proceeds of such Advance, (III) all conditions to Construction Agent's right to request an Advance for Construction Costs pursuant to the Construction Agency Agreement have been fully satisfied, (IV) all conditions set forth in the Construction Agency Agreement to the disbursement of all prior Advances to Lessee in respect of Construction Costs have been fully satisfied to the extent not waived in accordance with the Operative Documents and (V) the Construction is proceeding in accordance with the schedule set forth in the Approved Construction Schedule or if not in accordance with the approved Construction Schedule, specifying the amount of delay and estimated cost; and

          (C) wire transfer instructions for the disbursement of the appropriate amount of funds to Lessee or to such other Persons entitled to such Advance.

    Any such Advance Request for an Advance shall also be accompanied by the certifications required under the Construction Agency Agreement.

  All documents and instruments required to be delivered on the Document Closing Date or initial Advance Date pursuant to this Participation Agreement shall be delivered at the offices of Mayer, Brown & Platt, 190 S. LaSalle Street, Chicago, Illinois, or at such other location as the Administrative Agent and Lessee may agree. All documents and instruments required to be delivered on any subsequent Advance Date pursuant to this Participation Agreement shall be delivered to the Administrative Agent, or at such other location as the Required Participants and Lessee may agree. On the scheduled Advance Date, and subject to the satisfaction of the conditions set forth in Sections 6.1  and 6.2, and with respect to the Tranche A1 Participant, subject to the last sentence of Section 3.1(c), the Participants shall Fund the Advance by wire transfer directly to the Administrative Agent. Notwithstanding the foregoing, in the event that Agent Lessor elects to terminate the Construction Agency Agreement and to cause the completion of the Financed Improvements to be constructed pursuant to Section 5.3(c) of the Construction Agency Agreement, then Agent Lessor may submit Advance Requests, the aggregate amount available to be Funded by the Participants shall equal the aggregate amount of the Available Commitments (without regard to the limitations in Section 3.4(a)(iv)(B), but in all cases subject to the limitations and limits set forth in the first paragraph of Section 3.1(d)), and such amounts shall be disbursed directly to Agent Lessor for the payment of Construction Costs.

      (b) Commitment. Subject to compliance by Lessee, as the Construction Agent, with the terms of this Participation Agreement and the satisfaction or waiver of the conditions set forth in this Article III and in Article VI, and in the case of the Tranche A1 Participant, subject to the last sentence of Section 3.1(c), the Participants shall disburse the respective amounts of their Commitments in accordance with the requirements of this Participation Agreement.

    SECTION 3.5.  Capitalization of Certain Amounts During the Funding Period.

       (i) During the Interim Term, on each date which is four (4) Business Days prior to any Payment Date, Construction Agent shall be deemed to have requested an Advance in an amount equal to Capitalized Tranche A and Tranche B Basic Rent and Capitalized Tranche C Equity Basic Rent accrued on the Certificate Amounts, with an Interest Period ending on such Payment Date. The Advance Date with respect to each such Advance for such accrued Capitalized Tranche A and Tranche B Basic Rent and Capitalized Tranche C Equity Basic Rent shall be the relevant Payment Date (subject to the terms and conditions for an Advance set forth in this Participation Agreement) and the proceeds of such Advance shall be applied to pay such accrued Capitalized Tranche A and Tranche B Basic Rent and Capitalized Tranche C Equity Basic Rent. On each such Advance Date as to which such an Advance is being made, the Certificate Amounts shall be increased by an amount equal to the Capitalized Tranche C Equity Basic Rent and Capitalized Tranche A and Tranche B Basic Rent, as applicable, Funded on such date, and the Construction Costs shall be increased by an amount equal to the Capitalized Tranche A and Tranche B Basic Rent and the Capitalized Tranche C Equity Basic Rent so funded; provided, however, that if an Advance hereunder would exceed the limitations and limits set forth in the first paragraph of Section 3.1(d), no Participant shall have any obligation to make any such Advance.

      (ii) If any Participant shall request the Administrative Agent to capitalize the amount of (A) any Claims relating to a Nonrelated Construction Event, or (B) any loss or liability pursuant to Section 14.1(e) or Article XV of the Lease, any such amount shall be capitalized by automatically treating such amount as an Advance (funded by such Participant) and shall increase the Participant Balances by the aggregate amount so capitalized; provided, however, that Lessee shall have no obligation to pay any such capitalized amounts if Lessee exercises the Sale Option and pays the Residual Value Guarantee Amount, other than from the Proceeds after repayment of the Residual Value Guarantee Amount as described at Section 5.3(d). If any such capitalized amounts are included in the Certificate Amount or Participant Balance (the "3.5(ii) portion" of the Certificate Amount or Participant Balance), all Lessee payments and other amounts applied to the Certificate Amount or Participant Balance shall be applied as provided in Section 5.3. The Administrative Agent shall notify Lessee and each Participant of each amount capitalized and treated as an Advance (and a related increase in Participant Balances therein) under this Section 3.5(ii) within fifteen (15) days after each such Advance.

    SECTION 3.6.  Postponement of Advance Date.  In the event that any Committed Participant fails to make available to the Administrative Agent on the applicable Advance Date (such originally scheduled Advance Date being referred to as the "Scheduled Advance Date" for purposes of this Section 3.6) an amount equal to such Committed Participant's Commitment Percentage of the amount of the Advance required by the terms hereof to be funded on such Advance Date (a "Defaulting Committed Participant"), or the Administrative Agent determines that a Committed Participant will become a Defaulting Committed Participant on the Scheduled Advance Date, the Administrative Agent shall promptly notify Lessee thereof and Lessee may postpone such Advance Date by delivering notice to the Administrative Agent of such postponement and of the date to which such Advance Date has been postponed (such notice to be received by no later than 9:00 a.m. New York, New York time, on the Scheduled Advance Date, and the term "Advance Date" as used herein shall mean such postponed Advance Date). If a Scheduled Advance Date is so postponed or if an Advance Date fails to occur: (i) Lessee shall reimburse each Participant (other than the Defaulting Committed Participant) for loss of the use of its funds occasioned by such postponement or failure to occur by paying to such Participant on demand interest at a rate per annum equal to the sum of the Federal Funds Effective Rate plus 0.50%, for the period from and including such Scheduled Advance Date, if such Participant has made its funds available, to but excluding the earlier of the date upon which such funds are returned (unless such funds are returned after 12:00 noon New York, New York time in which case such date of return shall be included) or the Advance Date, together with any Break Costs; except that Lessee shall in any event pay to each Participant at least one day's interest on the amount of such funds, unless such Participant receives before 12:00 noon New York, New York time on the Business Day preceding the Scheduled Advance Date, a notice of postponement of the Scheduled Advance Date pursuant to this Section 3.6 and (ii) the Administrative Agent shall return not later than 2:00 p.m. on the first Business Day following the Scheduled Advance Date (unless such return date is the postponed Advance Date), any funds received from such Participant as its portion of the Advance payable on such Scheduled Advance Date. Lessee shall have the right to pursue a claim with respect to such costs against any Defaulted Committed Participant.

    SECTION 3.7.  Certificates.  Each Participant shall have an undivided interest in Agent Lessor's interest in the Lease and Lessee's obligations thereunder and under the other Operative Documents to pay Basic Rent, the Lease Balance and any Supplemental Rent to which such Participant is entitled under the Operative Documents and in the amounts and priorities set forth at Section 5.3. The interests of each Participant shall be evidenced by a certificate or certificates in the form of Exhibit B, with appropriate insertions, issued by Lessee indicating such Participant's interest in the Basic Rent and all other amounts distributable to such Participant pursuant to Section 5.3  (each such certificate, and any and all certificates issued in replacement or exchange therefor being a "Certificate"). Lessee hereby irrevocably authorizes each Participant to make (or cause to be made) appropriate notations on the grid attached to such Participant's Certificates (or on any continuations of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding amount of, and the interest rate applicable to the interests evidenced thereby. Such notations shall be conclusive and binding on Lessee absent manifest error; provided, however the failure of any Participant to make any such notations shall not limit or otherwise affect any Obligations of Lessee. In addition to the agency established pursuant to Artice XVI, the Administrative Agent is appointed the agent of each Participant for the limited purpose of transfer and exchange of the Certificates, and, as such, each Participant agrees that the Administrative Agent shall be entitled to the rights and bound by the provisions of Article XVI with respect to such agency, including the limitations on liability set forth therein. The Administrative Agent shall, as agent for Participants, maintain at its office a register for the purpose of registering the Certificate or Certificates originally issued hereunder and all transfers and exchanges thereof. A Participant intending to transfer any or all of its Certificates in accordance with Section 11.1, or to exchange any or all of its Certificates for Certificates evidencing a different interest, shall surrender such Certificate or Certificates to the Administrative Agent at its office set forth on Schedule II, together with a written request from such Participant (a copy of which such Participant shall also send to Lessee) for the issuance of a new Certificate or Certificates, specifying the interests to be evidenced thereby and, in the case of a surrender for registration of transfer, the name and address of the new Participant. Promptly upon receipt of such documents by the Administrative Agent, Lessee shall execute and the Administrative Agent shall authenticate and deliver at no charge to Participant, a new Certificate or Certificates in the same form, evidencing the same aggregate interest and dated the same date or dates as the Certificate or Certificates surrendered. The Administrative Agent, at no charge to Participant, shall make a notation on each new Certificate of the amount of all payments previously made on the old Certificate or Certificates with respect to which such new Certificate is issued and the date to which payments with respect to the old Certificate or Certificates have been paid. Such notations, and the grid attached to each Certificate, shall be prepared by the Administrative Agent, and shall be conclusive and binding absent manifest error. The Participant requesting such transfer or exchange shall be responsible for all stamp taxes related thereto. Lessee, the Administrative Agent and the Participants may deem the owner of each Certificate reflected in the register as the owner thereof for all purposes. The Administrative Agent shall not be responsible for determining if any transferee satisfies the requirements of Section 11.1. In maintaining the register and registering therein the transfers and exchanges of Certificates as required under this Section 3.7, the Administrative Agent shall act as the agent of Lessee, as the issuer of the Certificates, at Lessee's sole cost and expense, for purposes of complying with the requirements of Treas. Reg. §5f.103-1(c)(1), in order to cause the certificates to qualify for the "portfolio interest exemption" under Section 871(h) and related Sections of the Code and applicable regulations thereunder. As such agent, Lessee agrees that the Administrative Agent shall be entitled to the rights and bound by the provisions of Article XVI with respect to such agency, including the limitations on liability set forth therein.

    SECTION 3.8.  Lost, Stolen or Damaged Certificates.  If any Participant's Certificate shall become mutilated, destroyed, lost or stolen, Lessee shall, upon the written request of the appropriate Participant, execute and deliver in replacement thereof and at no charge to Participant, a new Certificate in the same form, evidencing the same interest and dated the same date as the Certificate so mutilated, destroyed, lost or stolen. If the Certificate being replaced has become mutilated, such Certificate shall be surrendered to the Administrative Agent and a photocopy thereof shall be furnished to Lessee by the Administrative Agent. If the Certificate being replaced has been destroyed, lost or stolen, the Participant requesting a replacement Certificate shall furnish to Lessee and the Administrative Agent such reasonable security or indemnity as may be required by each of them to save them harmless if the Participant has not furnished them satisfactory evidence of the destruction, loss or theft of the Certificate; provided, that if the Certificate being replaced is registered in the name of any institutional investor then the affidavit of such authorized officer of Participant in form reasonably satisfactory to the Administrative Agent, setting forth the fact of destruction, loss or theft and of ownership of the Certificate at the time thereof shall be satisfactory evidence and no security or indemnity shall be required other than the written agreement of such person, in form reasonably satisfactory to the Administrative Agent, to indemnify and hold harmless Lessee and the Administrative Agent from all risks resulting from the authentication and delivery of a substitute Certificate. The Participant requesting replacement hereunder shall be responsible for all stamp taxes relating to such replacement.

ARTICLE IV
FEES

    SECTION 4.1.  Fees.

      (a) Lessee covenants and agrees that shall it shall pay the Fees described in Section 4.1(b).

      (b) Fees.  From time to time during the Lease Term, Lessee agrees to pay to the Administrative Agent for the benefit of the Person entitled thereto, the fees (collectively, the "Fees") listed in and which shall be payable on the dates set forth in the Program Fee Letter set forth below:

         (i) Lessee shall pay to the Tranche B Participants from time to time during the Commitment Period a commitment fee (the "Tranche B Commitment Fee") at a rate per annum equal to the Applicable Commitment Fee Rate on an amount equal to the daily unused portion of such Participant's Commitment; such Tranche B Commitment Fees being payable by Lessee on each Payment Date during the Commitment Period, which Tranche B Commitment Fees will be distributed by the Administrative Agent to the Tranche B Participants in accordance with their respective Commitment Percentages.

        (ii) Lessee shall pay to the Tranche C Equity Participants from time to time during the Commitment Period a commitment fee (the "Tranche C Equity Commitment Fee" and together with the Tranche A Commitment Fee and the Tranche B Commitment Fee, collectively, the "Commitment Fees") at a rate per annum equal to the Applicable Commitment Fee Rate on an amount equal to the daily unused portion of such Participant's Commitment; such Tranche C Equity Commitment Fees being payable by Lessee on each Payment Date during the Commitment Period, which Tranche C Equity Commitment Fees will be distributed by the Administrative Agent to the Tranche C Equity Participants in accordance with their respective Commitment Percentages.

        The Administrative Agent shall provide to Lessee from time to time not less than six (6) Business Days prior to the due date(s) for the Commitment Fees, a written statement of the amount of the Commitment Fees then due, the due date therefor and the calculation thereof; provided, however, that the Administrative Agent's failure to give such notice shall not relieve Lessee of its obligation to pay timely all Commitment Fees. The Commitment Fees shall be payable in arrears on each Payment Date and shall be computed on the basis of the actual number of days from and including each Payment Date to but excluding the next succeeding Payment Date (or for any partial period, for the actual number of days in such partial period, including the first day of such partial period but excluding the last day of such partial period), for which such Commitment Fees are payable over a year of 360 days; provided,  however, that the initial period for the Commitment Fees shall be the period from and including the Document Closing Date to but excluding the immediately succeeding Payment Date.

        (iii) Lessee shall pay to Agent Lessor and the Administrative Agent for its own account the fees listed in and which shall be payable on the dates set forth in the Program Fee Letter.

    SECTION 4.2.  Obligations Several.  The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint; and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

    SECTION 4.3.  Highest Lawful Rate.  It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of (x) Lessee to Agent Lessor and the Participants under this Participation Agreement and the Lease, and (y) Lessee or any other party under any other Operative Document shall be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Certificates or any other Operative Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including without limitation the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Certificates or any other Operative Document, it is agreed as follows as to the recipient of any such amount:

      (a) the provisions of this Section 4.3 shall govern and control over any other provision in this Participation Agreement, the Lease, the Certificates and any other Operative Document, and each provision set forth therein is hereby so limited;

      (b) the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Participation Agreement, the Lease, the Certificates or any other Operative Document shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the "Highest Lawful Rate"), and all amounts owed under this Participation Agreement, the Lease, the Certificates and any other Operative Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under the Lease, the Certificates and any other Operative Document, shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

      (c) all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Certificates or any other Operative Document shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, so that the actual rate of interest is uniform throughout the full term thereof; and

      (d) if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Certificates and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents below the recipient's Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.3.

    SECTION 4.4.  Extension of Expiration Date.  Lessee may request in writing (the "Extension Option Request") to Agent Lessor and each of the Participants that each of the Participants agrees that Lessee be granted the right (the "Extension Option") pursuant to the Lease to extend the Term (the "Lease Extension") for two (2) additional one-year periods commencing on the last day of the then current Term, as applicable (each, a "Lease Renewal Term"), and that the maturity date for the Certificates be correspondingly extended to the extended Expiration Date. Such Extension Option Request must be delivered in writing to Agent Lessor and each Participant not later than 180 days nor more than 270 days prior to the expiration of the Base Term and the end of the initial Lease Renewal Term, as applicable. Each Participant will notify Agent Lessor in writing of whether or not it has consented to such Extension Option Request not later than 45 days after receipt of the Extension Option Request (the "Extension Option Response Date"). Any Participant who does not so notify Agent Lessor by the Extension Option Response Date will be deemed to be, and any Participant that has notified Agent Lessor that it has not consented to an Extension Option Request will be, a "Non-Consenting Participant". Each Participant's determination with respect to an Extension Option Request shall be a new credit determination and within such Participant's sole and absolute discretion and may be conditioned upon such terms and conditions as deemed appropriate by the consenting Participants, including receipt of such financial information, documentation or other information or conditions as may be requested by such Participant and the receipt of a satisfactory appraisal of the Premises.

    The Extension Option shall become effective as of the first date (the "Extension Effective Date") on or after the Extension Option Response Date on which all of the Participants (other than Non-Consenting Participants who have been replaced by Replacement Participants in accordance with Section 10.2(b)) and Replacement Participants shall have consented to such Lease Extension; provided  that on both the date of the Extension Option Request and the Extension Effective Date: (w) each of the representations and warranties made by Agent Lessor and Lessee in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date), (x) Lessee shall not have elected the Purchase Option or Sale Option, (y) no Default or Event of Default shall have occurred and be continuing, and (z) on each of such dates, Agent Lessor shall have received a certificate of Lessee as to the matters set forth in clauses (x) and (y) above; and provided further that in no event shall the Extension Effective Date occur unless each of the Participants (other than Non-Consenting Participants who have been replaced in accordance with Section 10.2) and the Replacement Participants shall have consented to the Extension Option Request on or before the expiration of the Base Term.

    At any time after the Extension Option Response Date, as applicable, Lessee shall be permitted to replace any Non-Consenting Participant with a Replacement Participant pursuant to the terms and conditions set forth in Section 10.2(b). Following the Extension Effective Date, Lessee's election of each Lease Renewal Term shall be undertaken pursuant to, and shall be subject to the terms and conditions set forth in, Section 19.1(a) of the Lease.

ARTICLE V
CERTAIN INTENTIONS OF THE PARTIES

    SECTION 5.1.  Nature of Transaction.  It is the intention of the parties that:

      (a) the Overall Transaction constitutes an operating lease from Agent Lessor to Lessee for purposes of Lessee's financial reporting;

      (b) for all other purposes, including federal and all state and local income and transfer taxes, bankruptcy, insolvency and receiverships (including the substantive law upon which bankruptcy, insolvency and receivership proceedings are based), and real estate law, commercial law and Uniform Commercial Code purposes:

         (i) the Overall Transaction constitutes a financing by the Participants to Lessee and preserves beneficial ownership of the Premises in Lessee, and the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, and the payment by Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Participants; and

        (ii) the Lease grants a first-priority mortgage lien and security interest in the Premises in favor of Agent Lessor, for the benefit of the Participants.

  Nevertheless, Lessee acknowledges and agrees that neither Agent Lessor nor any Participant has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate.

      (c) Specifically, without limiting the generality of clause (b), the parties hereto intend and agree that in the event of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, Agent Lessor or any of the Participants or any collection actions, the transactions evidenced by the Operative Documents are loans made to Lessee by the Participants in each case as unrelated third party lenders, and Agent Lessor holds a leasehold estate in the Land and title to the Improvements for the benefit of the Participants to secure Lessee's obligations to repay such loans to the Participants and all other amounts due under any of the Operative Documents.

    SECTION 5.2.  Amounts Due Under Lease.  Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of Lessee, Agent Lessor and the Participants that: (i) the amount and timing of installments of the Basic Rent due and payable from time to time from Lessee under the Lease shall be equal to the aggregate payments due and payable as Tranche A Basic Rent and Tranche B Basic Rent and Tranche C Equity Basic Rent on each Payment Date; (ii) if Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Premises under the Lease, the Lease Balance and all other obligations of Lessee owing to the Participants shall be paid in full by Lessee; (iii) if Lessee properly elects the Sale Option with respect to the Premises and subject to Article XX of the Lease, Lessee shall only be required to pay to Agent Lessor the Construction Recourse Amount, the proceeds of the sale of the Premises and any amounts due pursuant to Article XX of the Lease (which aggregate amounts may be less than the Lease Balance), together with all other due and payable Supplemental Rent; and (iv) upon an Event of Default resulting in an acceleration of Lessee's obligation to purchase the Premises under the Lease, the amounts then due and payable by Lessee under the Lease shall include all amounts necessary to pay in full the Lease Balance, plus  all other amounts then due from Lessee to Agent Lessor and the Participants under the Operative Documents.

    SECTION 5.3.  Distribution.

      (a) Upon receipt by the Administrative Agent of each payment of Basic Rent (and any payment of interest on overdue installments of Basic Rent), the Administrative Agent shall distribute to each Tranche A1 Participant its pro rata portion of the Tranche A1 Basic Rent based upon its respective portion of the Tranche A1 Participant Balance, to each Committed Tranche A Participant its pro rata portion of the Tranche A Basic Rent based upon its respective portion of the Tranche A Participant Balance, to each Tranche B Participant its pro rata portion of the Tranche B Basic Rent based upon its respective portion of the Tranche B Participant Balance, and to each Tranche C Equity Participant its pro rata portion of the Tranche C Equity Basic Rent based upon its respective portion of the Tranche C Equity Participant Balance, as provided in Section 3.2(a).

      (b) Any payment received by the Administrative Agent as a result of:

         (i) the purchase of all of the Premises in connection with Lessee's exercise of its Early Termination Option under the Lease, or

        (ii) Lessee's compliance with its obligation to purchase (or cause its designee to purchase) the Premises in accordance with the Lease, or

        (iii) the payment of the Lease Balance in accordance with Article XX of the Lease, or

        (iv) Lessee failing to fulfill one or more of the conditions to the exercise of the Sale Option pursuant to Article XX of the Lease and the Administrative Agent's receipt of the Lease Balance from Lessee pursuant to Article XX of the Lease, shall be distributed by the Administrative Agent in the following amounts and order of priority:

        first, to the Tranche A Participants and Tranche B Participants for application to pay in full the Participant Balance (other than the 3.5(ii) portion) of each such Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche A Participants and Tranche B Participants without priority of one such Participant over the other in the proportion that each such Participant's Participant Balance bears to the sum of Tranche A Participant Balance and Tranche B Participant Balance;

        second, to the Tranche A Participants and Tranche B Participants for application to pay in full the 3.5(ii) portion of each such Participant's Participant Balance, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata  among such Participants without priority of one Participant over the other in the proportion that each Participant's Participant Balance bears to the aggregate sum of the Tranche A Participant Balance and the Tranche B Participant Balance;

        third, to the Tranche C Equity Participants for application to pay in full the Tranche C Participant Balance (other than the 3.5(ii) portion) of each Tranche C Equity Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche C Equity Participants without priority of one Tranche C Equity Participant over the other in the proportion that each Tranche C Equity Participant's Participant Balance bears to the aggregate Tranche C Equity Participant Balance; and

        fourth, to the Tranche C Equity Participants to pay in full the 3.5(ii) portion of each such Tranche C Equity Participant's Participant Balance; and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche C Equity Participants without priority of one Tranche C Equity Participant over the other in the proportion that each such Tranche C Equity Participant's Participant Balance bears to the aggregate Tranche C Participant Balance such Participant.

      (c) The payment by Lessee of the Residual Value Guarantee Amount to the Administrative Agent in accordance with Article XX of the Lease upon Lessee's exercise of the Sale Option shall be distributed by the Administrative Agent as promptly as possible (it being understood that any such payment received by the Administrative Agent on a timely basis in accordance with the provisions of the Lease shall be distributed on the date on which such funds are so received) in the following order of priority:

        first, to the Tranche A Participants for application to pay in full the Participant Balance of each Tranche A Participant;

        second, to the Tranche B Participants for application to pay in full the Participant Balance of each Tranche B Participant, and in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche B Participants without priority of one Tranche B Participant over the other in the proportion that each such Tranche B Participant's Participant Balance bears to the aggregate Tranche B Participant Balance; and

        third, to the Tranche C Equity Participants for application to pay in full the Participant Balance of each Tranche C Equity Participant, and in the case where the amounts so distributed shall be insufficient to pay in full as aforesaid, then pro rata  among the Tranche C Equity Participants without priority of one Tranche C Equity Participant over the other in the proportion that each such Tranche C Equity Participant's Participant Balance bears to the aggregate Tranche C Equity Participant Balance.

      (d) Any payments received by the Administrative Agent as net proceeds from the sale of the Premises following the occurrence of an Event of Default under Article XVI of the Lease, following the occurrence of a Construction Agency Event of Default or pursuant to Lessee's exercise of the Sale Option pursuant to Article XIX of the Lease, together with any payment made by Lessee as a result of an appraisal pursuant to Section 12.3 of this Participation Agreement, shall be distributed by the Administrative Agent as promptly as possible (it being understood that any such payment received by the Administrative Agent on 'a timely basis and in accordance with the provisions of the Lease shall be distributed on the date received) in the funds so received in the following order of priority:

        first, on a pro rata basis based on their respective shares of the sum of the Tranche A1 Participant Balance (other than the 3.5(ii) portion) and Tranche A2 Participant Balance (other than the 3.5(ii) portion), to the Tranche A1 Participants and Tranche A2 Participants for application to pay in full the sum of the Tranche A1 Participant Balance and Tranche A2 Participant Balance, and then on a pro rata basis based on their respective shares of the Tranche A3 Participant Balance (other than the 3.5(ii) portion), to the Tranche A3 Participants to pay in full the Tranche A3 Participant Balance;

        second, to the Tranche B Participants for application to pay in full the Participant Balance (other than the 3.5(ii) portion) of each Tranche B Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata  among the Tranche B Participants without priority of one Tranche B Participant over the other in the proportion that each Tranche B Participant's Participant Balance bears to the aggregate Tranche B Participant Balance;

        third, to the Tranche C Equity Participants for application to pay in full the Participant Balance (other than the 3.5(ii) portion) of each Tranche C Equity Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche C Equity Participants without priority of one Tranche C Equity Participant over the other in the proportion that each Tranche C Equity Participant's Participant Balance bears to the aggregate Tranche C Equity Participant Balance;

        fourth, an amount up to, but not exceeding, the Residual Value Guarantee Amount paid by Lessee, if any, shall be promptly distributed to, or as directed by, Lessee;

        fifth, on a pro rata basis based on their respective shares of the sum of the 3.5(ii) portion of the Tranche A1 Participant Balance and Tranche A2 Participant Balance, to the Tranche A1 Participants and Tranche A2 Participants for application to pay in full the sum of the 3.5(ii) portion of the Tranche A1 Participant Balance and Tranche A2 Participant Balance, and then on a pro rata basis based on their respective shares of the 3.5(ii) portion of the Tranche A3 Participant Balance to the Tranche A3 Participants to pay in full the 3.5(ii) portion of the Tranche A3 Participant Balance;

        sixth, to the Tranche B Participants to pay in full the 3.5(ii) portion of their Participant Balances until their Participant Balances have been paid in full; and in any case where the amount shall be insufficient to pay in full as aforesaid, then pro rata  among such Participants without priority of one Tranche B Participant over the other in the proportion that each Tranche B Participant's Participant Balance bears to the aggregate Tranche B Participant Balance;

        seventh, to the Tranche C Equity Participants to pay in full the 3.5(ii) portion of their Participant Balances until their Participant Balances have been paid in full; and in any case where the amount shall be insufficient to pay in full as aforesaid, then pro rata  among such Participants without priority of one Tranche C Equity Participant over the other in the proportion that each Tranche C Equity Participant's Participant Balance bears to the aggregate Tranche C Equity Participant Balance; and

        eighth, the balance, if any, shall be promptly distributed to, or as directed by, Lessee.

      (e) All payments of Supplemental Rent received by the Administrative Agent (excluding amounts payable pursuant to the preceding provisions of this Section 5.3 shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

      (f)  All payments received and amounts realized by the Administrative Agent after an Event of Default exists, including proceeds from the sale of the Premises, proceeds of any amounts from any insurer or any Governmental Authority in connection with any Casualty or Condemnation, or from Lessee as payment in accordance with the Lease, including any payment received from Lessee pursuant to Article XVI of the Lease, shall, if received by the Administrative Agent, be distributed by the Administrative Agent as promptly as possible (it being understood that any such payment received by the Administrative Agent on a timely basis and in accordance with the provisions of the Operative Documents shall be distributed on the date received in the funds so received) in the following order of priority:

        first, so much of such payment or amount as shall be required to reimburse the Administrative Agent for any tax, expense or other loss incurred by the Administrative Agent (including, to the extent not previously reimbursed, those incurred in connection with any duties of the Administrative Agent as the Administrative Agent) and any unpaid ongoing fees of the Administrative Agent shall be distributed to each of them for its own account;

        second, so much of such payments or amounts as shall be required to reimburse the then existing or prior Participants for payments made by them to the Administrative Agent pursuant to Section 17.1 of the Lease (to the extent not previously reimbursed) and to pay such then existing or prior Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

        third, (i) in the case of a sale of the Premises, in the order set forth in Section 5.3(d); (ii) in the case of the payment of the Construction Recourse Amount in connection with a remarketing or return of the Premises in connection with a Construction Agency Event of Default prior to the Completion Date, in the order of priority set forth in Section 5.3(c); and (iii) in all other cases, so much of such amount as shall be required to pay in full the Participant Balance of each Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then in the order of priority set forth in Section 5.3(d); and in any case where the amount of any such payment in this clause (iii) shall be insufficient to pay in full as aforesaid, then pro rata within a Tranche without priority of any Participant Balance in such Tranche over any other Participation within such Tranche; and

        fourth, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, Lessee.

    SECTION 5.4.  Other Payments.

      (a) Except as otherwise provided in Sections 5.3(a), 5.3(b), 5.3(f) and  paragraph (b)  below,

         (i) any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in Section 5.3, and

        (ii) all payments received and amounts realized by the Administrative Agent under the Lease or otherwise with respect to the Premises to the extent received or realized at any time after indefeasible payment in full of the Participant Balances of all of the Participants and any other amounts due and owing to the Administrative Agent or the Participants, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in Section 5.3(b)  (in the case of any payment described in clause (i) above) or in Section 5.3(f) hereof (in the case of any payment described in clause (ii) above), except, that in the case of any payment described in clause (ii)  above, such payment shall be distributed omitting clause third of such Section 5.3(f); and the balance, if any (in the case of any payment described in clause (i) or (ii)  above), shall be distributed to, or as directed by, Lessee.

      (b) Except as otherwise provided in Sections 5.3(a) and 5.3(b), any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Section 5.3 shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

ARTICLE VI
CONDITIONS PRECEDENT TO ADVANCES; COMPLETION DATE CONDITIONS

    SECTION 6.1.  Conditions Precedent to the Initial Advance Date.  The obligations of the each Participant (through the Administrative Agent on behalf of the Agent Lessor) to Fund an Advance on the initial Advance Date, are subject to satisfaction of each of the following conditions precedent:

      (a)  Resolutions and Incumbency Certificate, etc. of Lessee.  Lessee shall have delivered to Agent Lessor (i) good standing certificates with respect to Lessee from the Secretary of State of the State of its incorporation or formation issued by such office no earlier than thirty-five (35) days prior to the initial Advance Date and (ii) an Officer's Certificate of Lessee substantially in the form of Exhibit C.

      (b)  Opinion of Counsel to Lessee.  On or prior to the initial Advance Date, Lessee shall have delivered to Agent Lessor opinions of Dorsey & Whitney LLP, special counsel to Lessee, and Jeffrey D. Pflaum, general counsel of Lessee, as to the matters set forth in Exhibit D, which opinion shall be reasonably acceptable in form and substance to the Participants.

      (c)  Construction Agent's Certificate.  On or prior to the initial Advance Date, the Construction Agent shall have delivered to Agent Lessor an Initial Advance Date Certificate in the form of Exhibit E hereto.

      (d)  Taxes.  All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents shall have been paid or provisions for such payment shall have been made by Lessee to the satisfaction of Agent Lessor.

      (e)  Appraisal.  Not less than ten Business Days prior to the initial Advance Date, Lessee shall have delivered to Agent Lessor and each Participant or, in the case of (ii) below, Participants shall have obtained:

         (i) descriptions of the Financed Improvements and a copy of the Approved Plans and Specifications, which shall be in a form and substance reasonably satisfactory to the Participants;

        (ii) an appraisal (the "Appraisal") in form and substance satisfactory to each of the Participants which shall establish (by the use of appraisal methods satisfactory to the Participants) that the "as-built" Fair Market Value of the Financed Improvements (assuming the Substantial Completion of the Financed Improvements in accordance with the Approved Plans and Specifications and for the amounts set forth in the Approved Construction Budget) as of the Estimated Completion Date and as of the last day of the Base Term and each Lease Renewal Term is equal to at least one hundred percent (100%) of the Aggregate Commitment Amount. The Appraisal shall assume that all of the Financed Improvements shall have been completed in a good and workmanlike manner, in compliance with Applicable Laws; and

        (iii) the Approved Construction Budget and the Approved Construction Schedule, each of which shall be in a form and substance reasonably satisfactory to the Participants.

      (f)  Filings and Recordings.  All filings or recordings enumerated and described in Schedule 6.1(f) hereof, as well as all other filings and recordings necessary or advisable, including precautionary financing statements and mortgage filings, reasonably deemed necessary by Agent Lessor to perfect the rights, titles and interests of Agent Lessor and the Participants intended to be created by the Operative Documents shall have been made in the appropriate places or offices, including any recordings and filings necessary to create, perfect and preserve such perfection and the priority thereof: (i) Agent Lessor's interest in the Premises, (ii) first mortgage liens of record on the Premises, subject to Permitted Liens, and (iii) a first priority perfected security interest in all Fixtures, subject to Permitted Liens. All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.1(f) shall have been paid in full by Lessee, and satisfactory evidence thereof shall have been delivered to Agent Lessor, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Agent Lessor.

      (g)  Requirements of Law.  In the reasonable opinion of Agent Lessor and the Participants and their respective counsel, the Overall Transaction does not and will not violate in any respect any Requirement of Law and does not and will not subject any such Person to any material adverse regulatory prohibitions or constraints.

      (h)  Responsible Officer's Certificate.  Agent Lessor shall have received a Responsible Officer's Certificate of Lessee, in substantially the form of Exhibit G attached hereto, dated as of the initial Advance Date, stating that: (i) each and every representation and warranty of Lessee contained in each Operative Document to which it is a party is true and correct on and as of the initial Advance Date, except to the extent such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; (ii) no Default, Event of Default, Casualty or Condemnation has occurred and is continuing, and Lessee, after due inquiry, is not aware of any existing or threatened condemnations, actions, suits or proceedings with respect to the Premises or the Land; (iii) each Operative Document to which Lessee is a party is in full force and effect with respect to it; and (iv) Lessee has duly performed and complied in all material respects with all covenants contained herein or in any other Operative Document required to be performed by it on or prior to the initial Advance Date.

      (i)  Ground Lease.  Lessee and Agent Lessor shall have executed and delivered the Ground Lease.

      (j)  Initial Environmental Audit.  Agent Lessor shall have received the Initial Environmental Audit, which shall be satisfactory in form and substance to Agent Lessor and the Participants.

      (k)  Initial Advance Date.  The initial Advance Date shall occur on or prior to November 1, 1999.

      (l)  Architect's Statement of Professional Opinion.  Agent Lessor shall have received a statement of professional opinion from the Architect, in form and scope reasonably satisfactory to Agent Lessor, stating that (i) the Premises, if improved in all material respects in accordance with the Approved Plans and Specifications, will comply in all material respects with all applicable zoning, land use, building codes, laws, regulations and ordinances, and other similar laws, regulations and ordinances, (ii) the Architect is familiar with the applicable zoning, land use, building codes, laws, regulations and ordinances, and other similar laws, regulations and ordinances, and the Approved Plans and Specifications comply with such building codes, laws, regulations and ordinances, and other similar laws, regulations and ordinances, (iii) all utilities intended to serve the Financed Improvements are adequate to serve the Financed Improvements, and the Financed Improvements will not encroach in any manner onto any adjoining land, and (iv) listing all permits required for the construction of the Financed Improvements. The Approved Plans and Specifications, the contracts with the General Contractor (including, without limitation, the Construction Contract) and other material contractors, and a complete and detailed breakdown, on a line item basis, of the costs (prepared by others) of constructing the Financed Improvements in accordance with the Approved Plans and Specifications, together with evidence of all matters described in the Architect's statement of professional opinion described in this clause, shall have been reviewed and reasonably approved by Agent Lessor acting at the direction of the Required Participants.

      (m)  Searches.  Agent Lessor shall have received a report, as of a current date and reasonably acceptable in form and substance to Agent Lessor, of judgment liens, lis pendens, tax liens and Uniform Commercial Code filings with respect to Lessee and the Land filed of record in each applicable jurisdiction.

      (n)  Survey.  Lessee shall have delivered, or shall have caused to be delivered, to Agent Lessor and to the Title Insurance Company an ALTA survey of the Land in a form and with a certification reasonably satisfactory to Agent Lessor and the Title Insurance Company (and including any applicable flood zone designation (with property annotations based on Federal Flood Insurance Rate Maps or the local equivalent) by scaled map location and graphic plotting) in order to issue the Title Policies and showing no state of facts unsatisfactory to Agent Lessor.

      (o)  Title and Title Insurance.  Agent Lessor shall have received from the Title Insurance Company an ALTA owner's policy of title insurance with respect to the Land and the Financed Improvements (or an irrevocable commitment for the issuance thereof), acceptable in form and substance to Agent Lessor (collectively, the "Owner's Policy"), insuring that Lessee is the owner of fee simple absolute title to the Land, Agent Lessor is the holder of a leasehold interest in the Land pursuant to the Ground Lease, and Agent Lessor has good and marketable title to the Improvements, subject in each case to the Lease and such other exceptions to title as are acceptable to each Participant, in an amount equal to the aggregate Commitments together with complete, legible copies of all encumbrances, maps and surveys of record. Agent Lessor, for the benefit of the Participants, shall have received from the Title Insurance Company (or an irrevocable commitment for the issuance thereof), an ALTA form of loan policy of title insurance (the "Lenders' Policy"; together with the Owner's Policy, the "Title Policies"), acceptable in form and substance to Agent Lessor, insuring the Lien of the Memorandum of Lease as a valid first priority Lien against the Premises, subject to such exceptions to title as are reasonably acceptable to Agent Lessor, in an amount equal to the Aggregate Commitment Amounts, together with complete, legible copies of all encumbrances and plats of record. The Title Policies shall also include recharacterization endorsements satisfactory to Agent Lessor. The Title Policies shall be dated as of the initial Advance Date and, to the extent permitted under Applicable Laws, shall: (w) contain affirmative endorsements as to mechanics' liens, doing business, usury, Form 3.0 zoning, Form B-1 comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete the creditors' rights and survey exclusions, (y) contain endorsements regarding the effect of recharacterization satisfactory to Agent Lessor and (z) contain such other endorsements reasonably requested by Agent Lessor.

      (p)  Approved Plans and Specifications; Architect's Agreement; Assignment.  Agent Lessor shall have received and the Participants shall have reasonably approved: (i) the first page of a copy of the Approved Plans and Specifications signed, and all other pages thereof initialed, by Lessee, as Construction Agent, and the General Contractor (if any), (ii) a copy of Construction Agent's or Lessee's agreement with the Architect, if any, (iii) a copy of the Construction Contract, and (iv) an assignment from Lessee and/or Construction Agent, as applicable, in favor of Agent Lessor, of Lessee's and Construction Agent's interest in the Approved Plans and Specifications, the Architect's agreement and the Construction Contract, in the form required by the Construction Agency Agreement, and attached thereto the Architect's and General Contractor's written consent to such assignment in a form satisfactory to Agent Lessor.

      (q)  Insurance.  Insurance complying with the provisions of Article XIII of the Lease shall be in full force and effect as evidenced by certificates of insurance, broker's reports or insurance binders delivered to Agent Lessor, all in form and substance reasonably satisfactory to the Participants.

      (r)  Disbursement Agreement.  The Disbursement Agreement shall have been executed and delivered by the parties thereto.

      (s)  No Default.  There shall not have occurred and be continuing any Default, Event of Default, Casualty or Condemnation, and no Default or Event of Default will have occurred after giving effect to the Advance Request.

      (t)  Fees and Expenses.  Lessee shall have paid (i) to Agent Lessor, the fees due and payable to it on the Document Closing Date, and (ii) to the Persons entitled thereto, all other Transaction Expenses and Fees accrued as of the Document Closing Date pursuant to and as set forth in Section 4.1(b).

    SECTION 6.2.  Conditions Precedent to each Advance.  The obligations of each Participant (through Agent Lessor) to make an Advance on each Advance Date are subject to satisfaction or waiver of the following conditions precedent:

      (a)  Advance Request.  The Administrative Agent shall have received a fully executed counterpart of the applicable Advance Request, executed by Lessee, in accordance with Section 3.4(a). Each delivery of an Advance Request and the acceptance by Lessee of the proceeds of such Advance shall constitute a representation and warranty by Lessee that on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), the statements made in Section 7.3 are true and correct as of such date.

      (b)  Construction Certificate.  Agent Lessor shall have received a certificate from the Construction Agent (substantially in the form of Exhibit H), certifying that (i) after giving effect to the applicable Advance, the estimated as yet unpaid cost to the Construction Agent of completing the Construction pursuant to the Construction Documents will not exceed the aggregate Available Commitments, net of any portion of the aggregate Available Commitments that shall be allocated for Advances in respect of Capitalized Tranche A and Tranche B Basic Rent, Capitalized Tranche C Equity Basic Rent, Fees and Transaction Expenses, (ii) the portion of the aggregate Available Commitments allocated to each item described in the Approved Construction Budget, as such amounts may be adjusted pursuant to Section 3.2(b) of the Construction Agency Agreement, plus the portion of the aggregate Available Commitments allocated to the contingency reserve in the Approved Construction Budget (to the extent such contingency funds have not theretofore been set aside by the Construction Agent for the payment of overruns in other cost categories) is sufficient to pay in full the costs to which each such amount in the Approved Construction Budget is allocated and to complete the construction of each such item in accordance with the Approved Plans and Specifications and to timely achieve each Critical Path Deadline Date, (iii) the Premises are being improved in a good and workmanlike manner and in accordance with the Approved Plans and Specifications, and the contemplated use thereof by Lessee will comply with Requirements of Law (including all zoning and land use laws and Environmental Laws), (iv) the progress of the Construction is such that Substantial Completion of the Financed Improvements can occur on or prior to the Outside Completion Date (and specifying the stage and percentage of completion which has been achieved by each of the various trades engaged in the construction of the Financed Improvements), and the Construction is proceeding in accordance with the Approved Construction Schedule and the Approved Construction Budget, and (v) the amount of the Advance (other than amounts attributable to Capitalized Tranche A and Tranche B Basic Rent, Capitalized Tranche C Equity Basic Rent or amounts used to Fund Fees or Transaction Expenses) is not greater than the actual value of the materials incorporated into the Financed Improvements and the work and labor performed in connection therewith, and is not greater than the amount specified in the line item of the Approved Construction Budget for such item (when added to all prior Advances for such line item), provided that to the extent any Construction attributable to a line item in the Approved Construction Budget has been fully completed for less than the budget for such line item, the Construction Agent may upon notice to Agent Lessor allocate the amount of such actual savings to another line item in the Approved Construction Budget.

      (c)  Fees.  Agent Lessor and each Participant shall have received all Fees due and payable pursuant to Section 4.1(b) or such payment will be made out of the requested Advance.

      (d)  Representation and Warranties.  On the applicable Advance Date, the representations and warranties of Lessee herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

      (e)  Litigation.  No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction, (ii) that questions the validity of the Operative Documents or the rights or remedies of Agent Lessor or the Participants with respect to Lessee or the Premises under the Operative Documents, or (iii) which in the reasonable judgment of the Required Participants is reasonably likely to have a Material Adverse Effect.

      (f)  Default; Event of Default; Significant Casualty or Significant Condemnation.  There shall not have occurred and be continuing any Default or Event of Default nor shall Lessee have received a Termination Notice pursuant to Section 15.1 of the Lease, and no Default or Event of Default will have occurred after giving effect to the making of the Advance requested by such Advance Request.

      (g)  Commitment Amount.  After giving effect to the applicable Advance, the aggregate amount of all Advances shall not exceed the Aggregate Commitment Amount and the aggregate amount of all Advances made by each Participant shall not exceed the Available Commitment of such Participant.

      (h)  No Material Adverse Change.  Immediately prior to, and after giving effect to, the applicable Advance, there shall be no material adverse change with respect to (i) the Premises or (ii) the financial condition of Lessee which, in either case, could reasonably be expected to have a Material Adverse Effect in the reasonable judgment of the Required Participants.

      (i)  Transaction Expenses.  Lessee shall have paid all applicable Transaction Expenses or such payment will be made out of the requested Advance.

      (j)  Building Permits.  All building permits required by any Governmental Authority in connection with the Construction for which the applicable Advance is being made shall have been obtained.

      (k)  Commitment Period.  No Advance shall be made after the termination of the Commitment Period.

    SECTION 6.3.  Deliveries Upon Completion.  Within fifteen (15) Business Days following the date of Substantial Completion of the Financed Improvements in accordance with the Approved Plans and Specifications:

      (a)  Architect's Certificate.  Construction Agent shall furnish to Agent Lessor a certificate of the Architect (substantially in the form of Exhibit I) dated at or about the Completion Date and stating that: (i) the Construction has been completed in all material respects in accordance with the Approved Plans and Specifications, and (ii) the Financed Improvements, as so completed, comply in all material respects with all Applicable Laws, and certifying that attached thereto are true and complete copies of an "as built" or "record" set of the Approved Plans and Specifications).

      (b)  Construction Agent's Certification.  Construction Agent shall furnish to Agent Lessor a certification of Construction Agent (substantially in the form of Exhibit J) as follows:

         (i) the representations and warranties of Lessee with respect to the Premises and Financed Improvements set forth in Section 7.2 are true and correct in all material respects as of the Completion Date. All amounts owing to third parties for the Construction have been paid in full (other than contingent obligations for which adequate reserves have been made);

        (ii) no changes or modifications were made to the Approved Plans and Specifications delivered to the Appraiser for purposes of preparing the Appraisal that, individually or in the aggregate, have caused or reasonably could cause, the Fair Market Value of the Financed Improvements to be less than the Fair Market Value at Substantial Completion as set forth in the Appraisal;

        (iii) there are no defects to the Financed Improvements, including the plumbing, heating, air conditioning and electrical systems thereof, or the Premises, which individually or in the aggregate, have caused or reasonably could cause, the Fair Market Value of the Financed Improvements to be less than the Fair Market Value at Substantial Completion as set forth in the Appraisal; and

        (iv) all water, sewer, electric, gas, telephone and drainage facilities and all other utilities required to adequately service the Financed Improvements and the Premises for their intended use are available pursuant to adequate permits (including any that are required under applicable Environmental Laws) except to the extent the unavailability of which individually or in the aggregate would not have a Material Adverse Effect.

      (c)  As Built Survey.  Construction Agent shall furnish to Agent Lessor true, correct and complete copies, certified by the Construction Agent, of an "as built" ALTA survey of the Premises, in form and substance satisfactory to Agent Lessor, certified to Agent Lessor, showing the location of the completed Financed Improvements, the location of all points of access to the Land and the location of all easements affecting the Land and certifying that there are no encroachments of the Financed Improvements onto any easements affecting the Land or onto any adjoining property (other than Permitted Liens) and that all applicable setback requirements and other restrictions have been complied with.

ARTICLE VII
REPRESENTATIONS

    SECTION 7.1.  Representations of the Participants.  As of the date of its execution of this Participation Agreement, each Participant represents and warrants, severally and only as to itself, to the other Participants, Agent Lessor and Lessee that:

      (a)  ERISA.  Such Participant is not and will not be funding Advances hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or "plan" (as defined in Section 4975(e)(1) of the Code).

      (b)  Status.  Such Participant is a commercial bank, branch or agency of a foreign bank or other similar financial institution, or an Affiliate thereof, or in the case of the Tranche A1 Participant, a finance company established solely to finance the purchase of receivables or the making of loans such as the Advances.

      (c)  Power and Authority.  Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

      (d)  Participant Liens.  There are no Lessor Liens attributable to such Participant upon the Lease or the Premises.

      (e)  Organization, etc. Such Participant is a corporation or banking association validly organized and existing and in good standing under the laws of the State or jurisdiction of its creation.

      (f)  Investment.  The Certificates being acquired by such Participant (and in the case of a Committed Participant, its rights and obligations under the applicable Transfer Agreement) are being acquired by such Participant for investment and not with a view to the resale or distribution of such interest or any part thereof, but without prejudice, however, to the right of such Participant at all times to sell or otherwise dispose of all or any part of such interest under a registration available under the Securities Act or under an exemption from such registration available under the Securities Act, it being understood that the disposition by the undersigned of the Certificates to be purchased by such Participant shall, at all times, remain entirely within its control.

      (g)  Offer of Securities, etc.  Neither such Participant nor any Person authorized to act on its behalf has, directly or indirectly, offered to sell the Certificates or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Certificates), for sale to, or solicited any offer to acquire any of the same from, any Person.

      (h)  No Registration.  Such Participant understands and acknowledges that the Certificates have not been and will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or any other applicable exemption, the Certificates have not and will not be registered or qualified under the securities or "blue sky" laws of any jurisdiction, that the Certificates may be resold (which resale is not currently contemplated, except for any assignment or participation to the Tranche A2 Participants pursuant to the Transfer Agreements) or otherwise transferred only if so registered or qualified or if an exemption from registration or qualification is available, that neither Lessee nor Agent Lessor is required to register the Certificates and that any transfer must comply with the provisions of the Operative Documents relating thereto. Such Participant will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Certificates held by it.

      (i)  Institutional Investor.  Such Participant is a sophisticated institutional investor and an "accredited investor" as defined in paragraph (1), (2), (3) or (7) of Rule 501(a) of the Securities Act, and has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Certificates and is able to bear the economic risk of such investment. Such Participant has been given such information concerning the Certificates, the other Operative Documents, the Premises and Lessee as it has requested.

      (j)  Legend.  Such Participant understands and acknowledges that the Certificate which it is acquiring will bear a legend as set forth in the form included in the Certificate included in this Participation Agreement.

    The making of any Advance on any Advance Date, the purchase of any interest in any Certificate by any Tranche A2 Participant, as a Purchaser, under any Transfer Agreement, shall constitute an affirmation by the subject assignee or acquiring Participant of the preceding representations and warranties.

    SECTION 7.2.  Representations of Lessee.  Lessee represents and warrants to each of the other parties hereto as of the Document Closing Date that:

      (a)  Organization; Existence; Compliance with Law.  Lessee and each of its Subsidiaries (i) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has the corporate or other necessary power and authority, and all governmental licenses, authorizations, consents and approvals, to own its assets (including the Premises), to lease the property (including the Premises) it operates as lessee and to conduct the business in which it is currently engaged, and (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect. Set forth on Schedule 7.2(a) is a complete and accurate list of all Subsidiaries of Lessee as of the date hereof.

      (b)  Power; Authorization; Enforceable Obligations.  Lessee has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform this Participation Agreement and each other Operative Document executed or to be executed by it, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Participation Agreement and each other Operative Document executed or to be executed by it. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Lessee in connection with the execution, delivery, performance, validity or enforceability of this Participation Agreement and each other Operative Document executed or to be executed by it which has not been obtained, except for any building, construction or similar permits which are not yet required by any Governmental Authority at this stage of the Construction, but which shall be obtained by Lessee at such time as they are required by any Governmental Authority and filings or recordations necessary to perfect any liens on the Premises or Financed Improvements as set forth in this Agreement and the other Operative Documents. This Participation Agreement has been, and each other Operative Document to be executed by Lessee will be, duly executed and delivered on behalf of Lessee. This Participation Agreement constitutes, and each other Operative Document to be executed by Lessee, when executed and delivered by Lessee, will constitute, a legal, valid and binding obligation of Lessee enforceable against Lessee in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      (c)  No Conflicts.  Neither the execution and delivery of this Participation Agreement and each other Operative Document executed or to be executed by Lessee, nor the consummation of the Overall Transaction, nor performance of and compliance with the terms and provisions hereof or thereof by Lessee will (i) violate or conflict with any provision of its articles of association or bylaws or other organizational or governing documents of Lessee, (ii) violate in a material manner any Applicable Laws applicable to it, (iii) violate contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation of any Lien upon or with respect to its properties (including the Premises) other than Permitted Liens.

      (d)  No Change; Dividends.  Since July 31, 1999, (i) there has been no development or event relating to or affecting Lessee or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect and (ii) except as otherwise permitted under the Operative Documents, no Capital Stock or other equity interest in Lessee or any of its Subsidiaries has been redeemed or retired.

      (e)  Litigation.  Except as disclosed in Schedule 7.2(e), there are no actions, suits or legal, equitable, arbitration or administrative proceedings (including any proceeding in condemnation or eminent domain), pending or, to the knowledge of Lessee, threatened, against Lessee or any of its Subsidiaries, Affiliates or the Premises which could reasonably be expected to have a Material Adverse Effect or which adversely affects the title to, or the use, operation or value of, the Premises, or which pertains to any Operative Documents or the transactions contemplated thereby.

      (f)  Offer of Securities, etc. None of Lessee, nor any Person authorized to act on Lessee's behalf (other than ABN AMRO Bank N.V.), has, directly or indirectly, offered the Certificates or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Certificates), for sale to, or solicited any offer to acquire any of the same from, any Person other than the Participants and other "accredited investors" (as defined in Regulation D of the SEC).

      (g) Financial Statements and Conditions.  The consolidated financial statements of Lessee and its Subsidiaries, including balance sheets and income statements, for the fiscal year ended October 31, 1998, and for the fiscal quarter ended July 31, 1999, have been prepared in accordance with GAAP and present fairly the consolidated financial condition and results of operations of Lessee and its Subsidiaries as of such date and for such period, and show all material Indebtedness and other material liabilities, direct or contingent, of Lessee and its Subsidiaries as of the date thereof, including liabilities for material taxes, material commitments and contingent obligations required by GAAP to be shown thereon. Since October 31, 1998, there has been no sale, transfer or other disposition by Lessee or any of its Subsidiaries of any material part of the business or property of Lessee and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other person) material in relation to the consolidated financial condition of Lessee and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto, or in the 10K, 10Q or 8K filings with the Securities and Exchange Commission, or has not otherwise been disclosed in writing to the Administrative Agent.

      (h)  Governmental Regulations, Etc.

         (i) No part of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation G or Regulation U issued by the F.R.S. Board, or for the purpose of purchasing or carrying or trading in any securities. No part of any Advance will be used, directly or indirectly, to reduce or retire any indebtedness incurred for the purpose of purchasing or carrying margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation T issued by the F.R.S. Board. If requested by any Participant or Agent Lessor, Lessee will furnish to Agent Lessor and each Participant a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. None of the transactions contemplated by this Participation Agreement or any other Operative Document (including, without limitation, the direct or indirect use of the proceeds of any Advance) will violate or result in a violation of the Securities Act or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation G, T, U or X issued by the F.R.S. Board.

        (ii) Lessee is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act, each as amended. In addition, Lessee is not (A) an "investment company" registered or required to be registered under the Investment Company Act, and is not controlled by such a company, or (B) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        (iii) To the best knowledge of the Lessee, no director, executive officer or principal shareholder of Lessee or any of its Subsidiaries is a director, executive officer or principal shareholder of any Participant. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Participant) have the respective meanings assigned thereto in Regulation O issued by the F.R.S. Board.

        (iv) No proceeds of any Advance have been or will be used to acquire, directly or indirectly, any security of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, or which has filed a registration statement that has become effective under the Securities Exchange Act of 1934, as amended, or to refinance any Indebtedness used to acquire any such securities.

      (i)  Chief Executive Office of Lessee.  Lessee's principal place of business and chief executive office, as such terms are used in Section 9-103(3) of the UCC, are located at 12501 Whitewater Drive, Minnetonka, Minnesota 55343.

      (j)  Solvency.  Lessee is and, after consummation of the Overall Transaction, will be, Solvent.

      (k)  Brokers, etc.  Lessee has not engaged or authorized any broker, finder, investment bank or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker, agent or in any other like capacity in connection with any of the Operative Documents or the Overall Transaction, other than ABN AMRO N.V. and its affiliates.

      (l)  ERISA Compliance.  Except as specifically disclosed in Schedule 7.2(l):

         (i) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except for such non-compliance as could not, individually or in the aggregate, have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of Lessee, nothing has occurred which would cause the loss of such qualification. Lessee and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (ii) There are no pending or, to the best knowledge of Lessee, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (iii) (A) No ERISA Event has occurred or is reasonably expected to occur; (B) no Pension Plan has any material Unfunded Pension Liability; (C) neither Lessee nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither Lessee nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (E) neither Lessee nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; provided  that the aggregate of all such amounts in cases of clauses (ii), (iii) and (iv) cannot exceed $5,000,000.

      (m)  Taxes.

         (i) Lessee and each of its Subsidiaries has filed or caused to be filed all United States Federal and all other material tax returns and reports that are required to be filed by Lessee or any of its Subsidiaries, and Lessee and each of its Subsidiaries has paid or caused to be paid all taxes shown to be due and payable on such returns or on any other material assessment received by it to the extent that such taxes have become due and payable, except (i) to the extent that taxes due, but unpaid, are being contested in good faith by it by appropriate action or proceeding and, to the extent (if any) that such taxes are not due and payable, it has established or caused to be established reserves that are adequate for the payment thereof in accordance with GAAP or (ii) where the failure to do so would not have or be reasonably expected to have a Material Adverse Effect.

        (ii) No deduction or withholding in respect of Taxes imposed by or for the account of any Governmental Authority of or in any jurisdiction by or through which payments with respect to the Certificates or any other Operative Document made by or for Lessee is required to be made from any payment by Lessee to Agent Lessor, or from Agent Lessor to any Participant, under this Participation Agreement or any other Operative Document.

        (iii) No sales, use, excise, transfer or other tax, fee or imposition shall result from the sale, transfer or purchase of the Premises or any part thereof, except such taxes, fees or impositions that have been paid in full on or prior to the applicable Advance Date or will be paid by Lessee in connection with the recordations described in Section 6.1(f), and except for any transfer taxes payable in connection with the exercise of the Sale Option.

      (n)  Subjection to Government Regulation.  Except as set forth on Schedule 7.2(n), none of Agent Lessor, the Administrative Agent or any Participant will become, solely by reason of entering into the Operative Documents or consummation of the Overall Transaction, subject to ongoing regulation of its operations by a Governmental Authority of the State or any agency or subdivision thereof (except with respect to bank regulations).

      (o)  Licenses, Registrations and Permits.  Lessee and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks, tradenames, technology, know-how and processes or rights thereto in connection with the conduct of their respective businesses and with respect to the Premises, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

      (p)  Year 2000.  Lessee and its Subsidiaries are reviewing the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by Lessee and its Subsidiaries in their business operations may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999), and are making related appropriate inquiry of material suppliers and vendors. Based on such review and program Lessee believes that, to the best of its information, the "Year 2000 Problem" will not have a Material Adverse Effect on Lessee.

      (q)  No Default.  Lessee is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default could have a Material Adverse Effect. No Default, Event of Default, Casualty or Condemnation has occurred or exists or will occur or exist after giving effect to any Advance.

      (r)  Ownership.  Lessee is the owner of, and has good and marketable title to, the Land, subject only to the Permitted Exceptions. Lessee and each of its Subsidiaries is the owner of, and has good and marketable title to, or valid leasehold interests in all other real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. None of such assets is subject to any Lien other than Permitted Liens.

      (s)  Improvements.  With respect to any Funding Date, construction of the Improvements prior to such Funding Date has been performed in a good and workmanlike manner, substantially in accordance with the Approved Construction Budget and the Plans and Specifications and in material compliance with all Insurance Requirements and Requirements of Law.

      (t)  Compliance with Laws.  Each of Lessee and its Subsidiaries is in compliance with all Applicable Laws and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not have a Material Adverse Effect.

      (u)  Disclosure.  Neither this Participation Agreement nor any financial statements delivered to the parties hereto nor any other document, certificate or statement furnished to the parties hereto by or on behalf of Lessee in connection with the Overall Transaction contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading as of the time made or delivered; provided that no representation is made with respect to the accuracy of any forecasts, projections or predictions of future results other than that they were prepared in good faith.

      (v)  No Burdensome Restrictions.  Lessee is not a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any Applicable Laws which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      (w)  Labor Matters.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of Lessee or any of its Subsidiaries as of the Document Closing Date, and neither Lessee nor any of its Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

      (x)  Environmental Matters.

         (i) Except as specifically disclosed in Schedule 7.2(x), the on-going operations of Lessee and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $5,000,000 in the aggregate.

        (ii) Except as specifically disclosed in Schedule 7.2(x), Lessee and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and Lessee and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

        (iii) Except as specifically disclosed in Schedule 7.2(x), none of Lessee, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

        (iv) Except as specifically disclosed in Schedule 7.2(x), there are no Hazardous Substances or other conditions or circumstances existing with respect to any property of Lessee or any Subsidiary, or arising from operations prior to the Closing Date, of Lessee or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of Lessee and its Subsidiaries in excess of $5,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither Lessee nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Substances off-site, and (ii) Lessee and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment (which is either material or for which notification is required by applicable law) and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

      (y)  Appraisal Data.  The information provided by Lessee to the Appraiser (which information is listed on Schedule 7.2(y)) was true and correct in all material respects when provided, and when provided did not omit any information known to Lessee regarding the title, physical condition, or use of the Premises or Construction which Lessee knew or should reasonably have known was necessary to make the information provided not materially misleading.

      (z)  Premises.  The contemplated use of the Premises by Lessee and its agents, assignees, employees, lessees, licensees and tenants will comply in all material respects with all Applicable Laws (including, without limitation, all zoning and land use laws and Environmental Laws) and Insurance Requirements.

      (aa)  Approved Plans and Specifications.  Upon Substantial Completion, all water, sewer, electric, gas, telephone and drainage facilities, all other utilities required to adequately service the Improvements for its intended use and means of access between such Improvements and public highways for pedestrians and motor vehicles will be available pursuant to adequate permits (including any that may be required under applicable Environmental Laws). No fire or other casualty has occurred on the Premises. All utilities serving the Premises, or proposed to serve the Premises in accordance with the Approved Plans and Specifications, are or will be located in, and vehicular access to the Improvements is provided by, either public rights-of-way abutting the Premises or Appurtenant Rights. With respect to the Premises, all material licenses, approvals, authorizations, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for (x) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the Premises during the construction of the applicable Improvements thereon, (y) construction of the Financed Improvements in accordance with the Approved Plans and Specifications and the Construction Agency Agreement and (z) the use, occupancy and operation of the Premises have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, prior to commencing any such construction or use and operation, as applicable.

      (bb)  Flood Hazard Areas.  No portion of the Land is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority. If the Land is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

      (cc)  Ownership, Nature, Condition and Use of the Premises.  On the Document Closing Date, Agent Lessor will be granted a leasehold interest in the Land pursuant to the Ground Lease free and clear of all Liens other than Permitted Liens. Lessee is not a party to any contract or agreement to sell, transfer or encumber any interest in the Premises or any part thereof, other than pursuant to the Ground Lease, this Participation Agreement, the Lease and the documents listed on Schedule 7.2(cc).

      (dd)  Perfection of Security Interest; Filings.  (i) The Memorandum of Lease constitutes an enforceable, first priority mortgage lien of record and perfected security interest of record in Lessee's and Agent Lessor's interest in the Premises in favor of Agent Lessor and the Participants, as against all Persons, including Lessee and its creditors. Except for the filings and recordings listed in Schedule 6.1(f)  and the recording of the Ground Lease (which filings or recordings have been or will be duly made on or before the initial Advance Date (including the payment of any fees or taxes relating to any of the foregoing)), no other filings or recordings are necessary to validly and effectively convey to Agent Lessor a leasehold interest in the Land and good and marketable title to the Improvements, and Agent Lessor and the Participants have a valid and enforceable first priority Lien on the Premises and the other Collateral free and clear of all other Liens, other than Permitted Liens. Neither Lessee nor any of its Affiliates has created, consented to, incurred or suffered to exist any Lien upon the Premises, other than Permitted Liens.

      (ee)  Protection of Interests.  (i) On the initial Advance Date, the Memorandum of Lease is sufficient in form to be recorded with the Hennepin County Registrar of Titles, which is the only recording office necessary to record the mortgage liens on the Premises to Agent Lessor; (ii) Lessor Financing Statements are each in a form sufficient to be filed with the Secretary of State of the State of Minnesota and the Hennepin County Registrar of Titles, which are all filing offices necessary to perfect a security interest in Agent Lessor's interest in all personal property, if any, to be located on the Premises and the Improvements; and (iii) the Lessor Financing Statements are each in a form sufficient to be filed with the Secretary of State of the State of Minnesota and Hennepin County Registrar of Titles, which are all filing offices necessary to perfect Agent Lessor's security interest under the Lease to the extent the Lease is a security agreement, and upon such filing, the secured party will have a first-priority perfected security interest in all of Agent Lessor's personal property on the Premises and the Improvements.

      (ff)  Governmental Approvals.  Except for building permits not required to be obtained prior to commencement of construction, governmental inspections and certificates of occupancy, no Governmental Action by any Governmental Authority having jurisdiction over Lessee or the Premises is required to authorize or is required in connection with (i) the execution, delivery and performance by Lessee of any Operative Document or (ii) the legality, validity, binding effect or enforceability against Lessee of any Operative Document, except for the filing or recording of the Operative Documents listed in Schedule 6.1(f)  hereof with the appropriate Governmental Authorities, all of which will have been or will be completed on or prior to the initial Advance Date.

      (gg)  [Reserved]

      (hh)  Premises.  The Premises consist of a ground lessee's interest in the Land and good and marketable title to the Improvements thereon, including an approximately [420,000] square foot office, research and development facility with parking facilities to be operated as Lessee's corporate headquarters will be constructed pursuant to the Construction Agency Agreement. The Premises are located in Eden Prairie, Minnesota. The Premises as improved in accordance with the related Plans and Specifications and the use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees, contractors and tenants will comply in all material respects with all Requirements of Law (including, without limitation, Title III of the Americans with Disabilities Act, all zoning and land use laws and Environmental Laws) and Insurance Requirements, except for such Requirements of Law as Lessee shall be contesting in good faith by appropriate proceedings. The Approved Plans and Specifications have been prepared in all material respects in accordance with applicable Requirements of Law (including, without limitation, Title III of the Americans with Disabilities Act, applicable Environmental Laws and building, planning, zoning and fire codes) and upon completion of the Financed Improvements in accordance with the Approved Plans and Specifications, such Financed Improvements and the other Improvements will not encroach in any manner onto any adjoining land (except as permitted by express written easements). Upon completion of such facility in accordance with the related Approved Plans and Specifications, the Financed Improvements including, without limitation, structural components, the plumbing, heating, air conditioning and electrical systems thereof, and all water, sewer, electric, gas, telephone and drainage facilities will be completed in a workmanlike manner and in accordance with the Approved Plans and Specifications and will be in first class working condition and fit for use as an office, research and development facility with parking facilities, and all other utilities required to adequately service the Financed Improvements for their intended use are or will be available and "tapped on" and hooked up pursuant to adequate permits (including any that may be required under applicable Environmental Laws). There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the best of Lessee's knowledge, threatened with respect to Lessee, its Affiliates or the Premises which adversely affects the title to, or the use, operation or value of, the Premises or which would have a Material Adverse Effect. No fire or other Casualty with respect to the Premises has occurred. The Premises have (or will have by the Completion Date) available all material services of public facilities and other utilities necessary for use and operation of the Financed Improvements for their primary intended purposes, including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access to such facility from publicly dedicated streets and public highways for pedestrians and motor vehicles. All utilities serving the Premises, or proposed to serve the Premises in accordance with the Approved Plans and Specifications, are (or will be) located in, and vehicular access to the Financed Improvements on the Premises is provided by, either public rights-of-way abutting the Premises or Appurtenant Rights. All material licenses, approvals, authorizations, consents, permits (including, without limitation, building, demolition and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for (x) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the Premises during the construction of the Financed Improvements thereon, and (y) construction of such Financed Improvements in accordance with the Approved Plans and Specifications and the Construction Agency Agreement have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, prior to commencing any such construction or use and operation, as applicable and will in each case be maintained by Lessee during the periods for which they are required by Applicable Law or such Governmental Authorities.

      (ii)  Title.  The Ground Lease is sufficient to convey a leasehold interest in the Land to Agent Lessor, subject only to Permitted Liens. Upon execution and delivery of the Ground Lease, Agent Lessor will hold a leasehold estate in the Land in accordance with the terms of the Ground Lease and will own the Financed Improvements constructed thereon.

      (jj)  Conditions Precedent.  All conditions precedent contained in this Agreement and in the other Operative Documents have been satisfied.

    SECTION 7.3.  Representations of Lessee with Respect to Each Advance.  Lessee represents and warrants to each of the other parties as of each Advance Date on which an Advance is made as follows:

      (a)  Representations and Warranties.  The representations and warranties of Lessee set forth in the Operative Documents (including the representations and warranties set forth in Section 7.2) are true and correct on and as of such Advance Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. No Event of Default has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date. Lessee has not received a Termination Notice pursuant to Section 15.1 of the Lease.

      (b)  Financed Improvements.  The Construction to date has been performed in a good and workmanlike manner, substantially in accordance with the Approved Plans and Specifications and in compliance in all material respects with all Insurance Requirements and Applicable Laws.

      (c)  Liens.  The Premises are free and clear of all Liens other than Permitted Liens.

      (d)  Advance.  The amount of the Advance requested represents amounts owed by Lessee or Construction Agent in respect of Construction Costs incurred prior to the date of such Advance and for which Lessee has not previously been reimbursed by an Advance or represent amounts with respect to Commitment Fees. The conditions precedent to such Advance and the related Certificate Amount set forth in Article VI have been satisfied or waived in accordance with the Operative Documents.

    SECTION 7.4.  Representations of Agent Lessor.  The Bank, in its individual capacity and not as Agent Lessor (with the exception of the last sentence of clause (c) below, which representation and warranty is made by the Bank solely in its capacity as Agent Lessor), represents and warrants to each of the other parties hereto as follows:

      (a)  Chief Executive Office.  The Bank's chief executive office and principal place of business and the place where the documents, accounts and records relating to the Overall Transaction are kept are located at its address set forth in Schedule II  attached hereto.

      (b)  Due Organization, etc.  The Bank is a national banking association duly organized and validly existing in good standing under the laws of the United States and has full corporate power and authority to execute, deliver and perform its obligations: (i) to the extent it is a party hereto in its individual capacity, this Participation Agreement, and (ii) acting as Agent Lessor under this Participation Agreement and each other Operative Document to which it is or will be a party as Agent Lessor.

      (c)  Due Authorization; Enforceability, etc.  This Participation Agreement and each other Operative Document to which the Bank is or will be a party have been or will be (to the extent it is to be a party thereto in its individual capacity), duly authorized, executed and delivered by or on behalf of the Bank (in its individual capacity) and are, or upon execution and delivery will be, legal, valid and binding obligations of the Bank (in its individual capacity), enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by general equitable principles. The Operative Documents to which Agent Lessor is a party constitute the legal, valid and binding obligation of Agent Lessor (acting solely as Agent Lessor pursuant to Article 16, and not in its individual capacity), except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general equitable principles.

      (d)  No Conflict.  The execution and delivery by (i) the Bank, to the extent it is a party hereto in its individual capacity of this Participation Agreement and (ii) the Bank, in its capacity as Agent Lessor, of each Operative Document to which Agent Lessor is or will be a party, are not and will not be, and the performance by the Bank, in its individual capacity or as Agent Lessor, as the case may be, of its obligations under each are not and will not be, inconsistent with the articles of association or by-laws of the Bank, do not and will not contravene any Applicable Laws of the United States of America relating to the banking powers of the Bank and do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which the Bank is a party or by which it or its properties may be bound or affected.

      (e)  No Approvals, etc.  Neither the execution and delivery by the Bank as Agent Lessor of any of the Operative Documents to which it is a party requires the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Governmental Authority regulating its banking practices.

      (f)  Lessor Liens.  The Premises are free and clear of all Lessor Liens attributable to the Bank and no act or omission by it has occurred which would give rise to a Lessor Lien attributable to it.

      (g)  Litigation.  There is no action, proceeding or investigation pending or threatened against the Bank or Agent Lessor which questions the validity of any of the Operative Documents, and there is no action, proceeding or investigation pending or threatened which is likely to result, either in any case or in the aggregate, in any material adverse change in the ability of the Bank or Agent Lessor to perform its obligations under the Operative Documents to which it is a party.

      (h)  Securities Act.  Neither the Bank nor Agent Lessor nor any Person authorized to act on its behalf has offered or sold any interest in the Certificates, or in any similar security relating to the Premises, or in any security, the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities, to, or solicited any offer to acquire any of the same from, any Person other than the Participants, and neither the Bank nor Agent Lessor nor any Person authorized to act on its behalf will take any action which would subject the issuance or sale of any interest in the Certificates to the provisions of Section 5 of the Securities Act or any state securities laws.

ARTICLE VIII
COVENANTS OF LESSEE

    SECTION 8.1.  Covenants of Lessee.  Lessee covenants and agrees with Agent Lessor and each of the Participants that it shall comply with the following provisions of this Section 8.1, it being understood that the following covenants are in addition to, and not by way of limitation of, any covenant set forth in the Lease.

      (a)  Further Assurances.  Lessee or Construction Agent will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as Agent Lessor reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Documents and the Overall Transaction. Lessee or Construction Agent, as a Transaction Expense or a Construction Cost, as applicable, will cause all financing statements (including precautionary financing statements), fixture filings, mortgages and other documents, to be recorded or filed at such places and times in such manner, and will take all such other actions or cause such actions to be taken, as may be necessary or as may be reasonably requested by Agent Lessor in order to establish, preserve, protect and perfect the title and Lien of Agent Lessor and the Participants in the Premises and Agent Lessor's and/or any Participant's rights under this Participation Agreement and the other Operative Documents; provided however, that all fees and reasonable out of pocket expenses included in connection with the foregoing which are due and payable during the Interim Term shall be payable from, or if Lessee pays such fees or expenses Lessee shall be entitled to reimbursement therefor from, Advances to the extent such fees and expenses are included in the Approved Construction Budget.

      (b)  Completion.  The Construction shall proceed in compliance with the Approved Construction Budget and Approved Construction Schedule, and Substantial Completion shall occur prior to the Outside Completion Date in accordance with the standards set forth in the Operative Documents. No proceeds of any of the Advances shall be used to pay for personal property, including, without limitation, furniture, trade fixtures or equipment.

      (c)  Construction Assurances.  Each Person engaged by Construction Agent on behalf of Agent Lessor under each Major Construction Document shall covenant and agree in a writing (which writing may be incorporated in an acknowledgment or consent to an assignment of such Major Construction Document to Agent Lessor) that: (i) none of Agent Lessor or any Participant is personally liable for any claims or obligations incurred under such contract, (ii) such Person will provide written notice to Agent Lessor of any material breach under such contract and, during the existence of an Event of Default, Agent Lessor shall have at least thirty (30) days following the receipt of such notice to cure such breach, and (iii) upon written request of Agent Lessor, such Person shall provide to Agent Lessor an estoppel certificate in respect of such contract in a form reasonably requested by Agent Lessor.

      (d)  Construction Progress Information.  Lessee shall furnish or cause to be furnished to Agent Lessor, upon request (but, so long as no Event of Default has occurred and is continuing, not more than once per calendar month or such shorter period to coincide with Advance Requests), on forms approved by Agent Lessor, as applicable, details concerning the Construction as Agent Lessor shall reasonably require, including: (i) the costs incurred and the progress of the Financed Improvements, (ii) copies of any modifications or changes to the Approved Plans and Specifications, and (iii) a list of the names and addresses of Lessee's and General Contractor's materials dealers and subcontractors with whom written agreements have been made by Lessee or General Contractor.

      (e)  Liens.  Lessee shall not, by any act or omission to act, incur or suffer to exist any Lien on the Premises other than Permitted Liens.

      (f)  Change of Name or Address.  Lessee shall provide Agent Lessor thirty days' prior written notice of any change in name, or the address of its chief executive office and principal place of business or the office where it keeps its records concerning its accounts and the Premises.

      (g)  Compliance with Law.  Lessee shall comply at all times in all material respects with all Applicable Laws; any Hazardous Substance maintained at the Premises shall be held and used in material compliance with all Environmental Laws; and Lessee shall not cause or permit the installation of any underground storage tanks at the Premises, unless such underground storage tanks are installed, monitored and maintained in accordance with Environmental Laws and do not, in Lessor Agent's reasonable opinion, in any manner materially adversely affect the Fair Market Value, utility, remaining useful life or residual value of the Premises.

      (h)  Investigation and Litigation.  Lessee shall deliver a written notice to Agent Lessor promptly upon Lessee's receiving notice or actual knowledge of a Responsible Officer of Lessee of the intent by a Governmental Authority to (i) take an action which would constitute a Condemnation or (ii) investigate the Premises for a violation of any Applicable Laws which could have a Material Adverse Effect or under which liability (including any criminal liability) may be imposed upon any Indemnitee.

      (i)  Financial and Other Information.  Lessee shall furnish, or cause to be furnished, to Agent Lessor with copies for each Participant to Agent Lessor:

         (i) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended October 31, 1999), a copy of the audited consolidated balance sheet of Lessee and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; it being understood that if Lessee's annual report filed on Form 10K with the SEC contains the information and the report required above, delivery of such 10K shall be sufficient for purposes of satisfying the foregoing. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of Lessee's or any Subsidiary's records; and

        (ii) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended January 31, 2000), a copy of the unaudited consolidated balance sheet of Lessee and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of Lessee and its Subsidiaries; it being understood that if Lessee's quarterly report filed on Form 10Q with the SEC contains the information required above, delivery of such 10Q shall be sufficient for purposes of satisfying the foregoing.

        (iii) concurrently with the delivery of the financial statements referred to in clause (i) above, a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

        (iv) promptly, copies of all financial statements and reports that Lessee sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that Lessee or any Subsidiary may make to, or file with, the SEC;

        (v) promptly, such additional information regarding the business, financial or corporate affairs of Lessee or any Subsidiary as Agent Lessor of any Participant may from time to time reasonably request.

    Lessee shall promptly notify Agent Lessor and each Participant:

      A.  of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance which with the passage of time would become a Default or Event of Default;

      B.  of (i) any breach or non-performance of, or any default under, any contractual obligation of Lessee or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between Lessee or any of its Subsidiaries and any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

      C.  of the commencement of, or entry of judgment or disposition of, any litigation or proceeding affecting Lessee or any Subsidiary (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Operative Document;

      D.  upon, but in no event later than 15 days after, becoming aware of any and all Environmental Violations and other enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Lessee or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect;

      E.  of any other litigation or proceeding affecting Lessee or any of its Subsidiaries which Lessee would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

      F.  of the occurrence of any of the following events affecting Lessee or any ERISA Affiliate (but in no event more than 15 days after such event), and deliver to Agent Lessor and each participant a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to Lessee or any ERISA Affiliate with respect to such event:

        (A) an ERISA Event which could give rise to a liability of Lessee or an ERISA Affiliate in excess of $500,000;

        (B) a material increase in the Unfunded Pension Liability of any Pension Plan;

        (C) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Lessee or any ERISA Affiliates; or

        (D) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

      G.  of any material change in accounting policies or financial reporting practices by Lessee or any of its consolidated Subsidiaries;

      H.  of any change in any rating by any rating agency of the long-term unsecured indebtedness of Lessee.

      I.  promptly upon receipt thereof, copies of all updates to the Initial Environmental Audit.

      J.  except to the extent contained in Lessee's 10Q or 10K reports, statements of financial performance and compliance certificates required to be provided by Lessee and/or its Subsidiaries to Agent Lessor herein shall: (i) include a statement that the Year 2000 remediation efforts of Lessee and its Subsidiaries are proceeding as scheduled and; (ii) indicate whether an auditor, regulator, or third party consultant has issued a management letter or other communication regarding the Year 2000 exposure, program or progress of Lessee and/or its Subsidiaries.

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action Lessee or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under this clause shall describe with particularity any and all clauses or provisions of this Participation Agreement or other Operative Document that have been (or foreseeably will be) breached or violated.

      (j)  Securities.  Lessee shall not, nor shall it permit anyone authorized to act on its behalf to, take any action which would subject the issuance or sale of the Certificates, the Premises or the Operative Documents, the offering of which, for purposes of the Securities Act or any state securities laws, would be deemed to be part of the same offering as the offering of the aforementioned items, to the registration requirements of Section 5 of the Securities Act or any state securities laws.

      (k)  Preservation of Existence and Franchises.  Subject to Section 8.4, Lessee shall, and shall cause each Subsidiary to:

         (i) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction or incorporation;

        (ii) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses, and franchises necessary or desirable in the normal conduct of its business, the non-preservation of which could reasonably be expected to have a Material Adverse Effect;

        (iii) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

        (iv) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

      (l)  [Reserved]

      (m)  Payment of Taxes and Other Indebtedness.  Lessee will, and will cause each Subsidiary to pay and discharge, as the same shall become due and payable, all their respective material obligations and material liabilities, including:

         (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Lessee or such Subsidiary;

        (ii) all lawful claims which, if unpaid, could by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Lessee or such Subsidiary; and

        (iii) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

      (n)  Insurance.  Subject to the terms and conditions of Article XIII of the Lease, Lessee will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with financially sound and reputable insurance companies, insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice, except where the failure to do so would not have, or be reasonably expected to have, a Material Adverse Effect.

      (o)  Maintenance of Properties.  Lessee will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, except where the failure to do so will not have, or be reasonably expected to have, a Material Adverse Effect.

      (p)  Performance of Obligations.  Lessee will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, unless the failure to do so will not have or be reasonably expected to have a Material Adverse Effect.

      (q)  Compliance with Laws.  Lessee shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

      (r)  Audits/Inspections.  Lessee shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Lessee and such Subsidiary; provided, however, that the books of record and account for any newly acquired Subsidiary organized under a jurisdiction outside of the United States, its possessions and territories shall not be required to be kept in accordance with GAAP until 12 months after the acquisition of such Subsidiary by Lessee. Lessee shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of Agent Lessor or any Participant to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, and independent public accountants, all at the expense of Lessee and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Lessee; provided, however, when an Event of Default exists Agent Lessor or any Participant (A) may do any of the foregoing at the expense of Lessee at any time during normal business hours and without advance notice and (B) may directly contact directors provided that all information obtained during any such audits or inspections shall be subject to the confidentiality provisions set forth in Section 16.12.

      (s)  [Reserved]

      (t)  Annual Appraisals.  Lessee will deliver to Agent Lessor an update of the Appraisal, on each date as required pursuant to Section 3.1(b) of the Lease, prepared by the Appraiser at Lessee's sole cost and expense, which shall establish by the use of appraisal methods satisfactory to the Participants the Fair Market Value of the Premises as of the upcoming anniversary of the Document Closing Date for purposes of calculating the Loan to Value Ratio.

    SECTION 8.2.  Limitation on Liens.  In addition to, and not in limitation of, any other restrictions contained in any Operative Document with respect to Liens, Lessee shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

      (a) any Lien existing on property of Lessee or any Subsidiary on the Closing Date and set forth in Schedule 8.2  securing Indebtedness outstanding on such date including any continuations thereof, or concurrent replacements or substitutions therefor (or in the case of filings which inadvertently lapsed, non-concurrent refilings), in respect of such Indebtedness or Indebtedness incurred to refinance such Indebtedness (which Lien shall not extend to categories, types, classes or items of collateral not previously serving as collateral for such Indebtedness or the Indebtedness so refinanced);

      (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 8.7 of the Credit Agreement, provided that no notice of lien has been filed or recorded under the Code;

      (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

      (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment and other social security legislation;

      (e) Liens on the property of Lessee or any Subsidiary of Lessee securing (i) the nondelinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other nondelinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

      (f)  Liens consisting of judgment or judicial attachment liens;

      (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of Lessee and its Subsidiaries,

      (h) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Lessee in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by Lessee or any Subsidiary of Lessee to provide collateral to the depository institution;

      (i)  purchase money security interests on any property acquired or held by Lessee or any of its Subsidiaries, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property;

      (j)  Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

      (k) Liens securing obligations in respect of the Equity Swap, provided, that the aggregate fair market value of all property subject to such Liens does not exceed $35,000,000; and

      (l)  other Liens not of the type described in the foregoing clauses (a) through (j); provided, that (i) both before and after giving effect to the creation of such Lien no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of Indebtedness and/or other liabilities secured by such Liens shall at no time exceed $25,000,000.

    SECTION 8.3.  Disposition of Assets.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

      (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

      (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

      (c) dispositions of equipment by Lessee or any Subsidiary of Lessee to Lessee or any Subsidiary of Lessee pursuant to reasonable business requirements;

      (d) sales of financial assets by Lessee or any Subsidiary of Lessee in a transaction that constitutes the sale of such assets under applicable accounting rules;

      (e) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from each such disposition, (ii) the aggregate value of all assets so sold by Lessee and its Subsidiaries, together, shall not exceed in any fiscal year 20.0% of Net Worth as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof; and

      (f)  any Synthetic Lease of property formerly owned by the Lessee or any Subsidiary pursuant to which the Lessee or such Subsidiary is the lessee under such Synthetic Lease.

    SECTION 8.4.  Consolidations and Mergers.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

      (a) Lessee may merge with any Person; provided that (i) Lessee shall be the continuing or surviving corporation, (ii) both before and after giving effect to the consummation of such merger no Default or Event of Default shall have occurred and be continuing and (iii) if such merger had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof, no Default or Event of Default would have occurred as a result thereof;

      (b) any Subsidiary of Lessee may merge with Lessee, provided that Lessee shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

      (c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to Lessee or another Wholly-Owned Subsidiary; and

      (d) the merger of any Subsidiary with any Person in connection with a disposition of assets permitted by Section 8.3(d).

    SECTION 8.5.  Loans and Investments.  Lessee shall not purchase or acquire, or suffer or permit any Subsidiary of Lessee to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or contribution to or any other investment in, any Person including any Affiliate of Lessee (together, "Investments"), except for:

      (a) Investments held by Lessee or any Subsidiary of Lessee in the form of cash equivalents;

      (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

      (c) extensions of credit by Lessee to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

      (d) Investments incurred in order to consummate Acquisitions, and Investments in other Persons which do not constitute Acquisitions ("Minority Investments") not otherwise prohibited herein (other than the allowance for Investments in Joint Ventures under Section 8.5(e)  which shall be in addition hereto), provided that (i) both before and after giving effect to the consummation of such Acquisition or the making of such Minority Investment no Default or Event of Default shall have occurred and be continuing, (ii) any such Acquisitions and Minority Investments are undertaken in accordance with all applicable Requirements of Law; (iii) the prior, effective written consent or approval to any such Acquisition of the board of directors or equivalent governing body of the acquired Person is obtained, (iv) the Person that is the subject or whose assets are the subject of such Acquisition shall be in a line of business substantially similar to a line of business of Lessee and its Subsidiaries and (v) if such Investment had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof, no Default or Event of Default would have occurred as a result thereof;

      (e) Investments in Joint Ventures;

      (f)  investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

      (g) Investments listed on Schedule 8.5; and

      (h) Investments in Wholly-Owned Subsidiaries.

    SECTION 8.6.  Limitation on Indebtedness.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

      (a) Indebtedness incurred pursuant to this Agreement;

      (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.9;

      (c) Indebtedness existing on the Closing Date and set forth in Schedule 8.6;

      (d) other Indebtedness not of the type described in the foregoing clauses (a) through (c);

provided, that in the case of Indebtedness of the type described in the foregoing clause (d), (i) both before and after giving effect to the incurrence of such Indebtedness no Default or Event of Default shall have occurred and be continuing and (ii) if such Indebtedness were incurred on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof, no Default or Event of Default would have occurred as a result thereof, provided further, that the aggregate principal amount of Indebtedness of Subsidiaries arising under the foregoing clause (d) shall at no time exceed $25,000,000.

    SECTION 8.7.  Transactions with Affiliates.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, enter into any transaction with any Affiliate of Lessee, except upon fair and reasonable terms no less favorable to Lessee or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate of Lessee or such Subsidiary.

    SECTION 8.8.  Use of Proceeds.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, use any portion of any loan under any instrument evidencing Indebtedness to which Lessee or any Subsidiary of Lessee is a party, or Advance proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of Lessee or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    SECTION 8.9.  Contingent Obligations.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, create, incur, assume or suffer to exist any Contingent Obligations except:

      (a) endorsements for collection or deposit in the ordinary course of business;

      (b) Surety Instruments issued for the account of Lessee or any of its Subsidiaries in the ordinary course of business;

      (c) Permitted Swap Obligations;

      (d) Contingent Obligations of Lessee and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.9; and

      (e) other Contingent Obligations; provided that at the time such Contingent Obligations are incurred, Lessee and its Subsidiaries would be permitted pursuant to Section 8.6 to incur Indebtedness in an aggregate principal amount equal to the amount of such Contingent Obligations (as determined in accordance with the definition of Contingent Obligation).

    SECTION 8.10.  Lease Obligations.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

      (a) leases of Lessee and of Subsidiaries of Lessee in existence on the Closing Date and any renewal, extension or refinancing thereof;

      (b) operating leases entered into by Lessee or any Subsidiary of Lessee after the Closing Date in the ordinary course of business; and

      (c) capital leases other than those permitted under clause (a) of this Section, entered into by Lessee or any Subsidiary of Lessee after the Closing Date to finance the acquisition of equipment; provided that the Indebtedness arising from such capital leases is not otherwise prohibited hereunder.

    SECTION 8.11.  Restricted Payments.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding or following consummation of any Acquisition make any "earn-out" payment of assets, properties, cash, rights, obligations or securities in connection with such Acquisition; except that Lessee and any Wholly-Owned Subsidiary may:

      (a) declare and make dividend payments or other distributions payable solely in its common stock;

      (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

      (c) declare or pay cash dividends to its stockholders, purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash and make "earn-out" payments in connection with Acquisitions; provided that (i) both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (ii) if such declaration, payment, purchase, redemption or other acquisition were made on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to the terms hereof, no Default or Event of Default would have occurred as a result thereof.

    SECTION 8.12.  ERISA.  Lessee shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of Lessee in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    SECTION 8.13.  Change in Business.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to engage in any material line of business substantially different from those lines of business carried on by Lessee and its Subsidiaries on the date hereof.

    SECTION 8.14.  Accounting Changes.  Lessee shall not, and shall not suffer or permit any Subsidiary of Lessee to, make any significant change in accounting treatment or reporting practices, except for changes in accounting treatment or reporting practices (a) required by GAAP and (b) of newly acquired businesses which are made to bring such businesses into conformity with Lessee's accounting treatment or reporting practices; Lessee shall not change the fiscal year of Lessee or of any Subsidiary.

    SECTION 8.15.  Negative Pledges, Restrictive Agreements, etc.  Lessee will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Operative Document and the Credit Agreement) prohibiting:

      (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than upon any properties or assets subject to Liens described in Sections 8.2(i) and (j)  and entered into as part of the financing secured by such Liens; or

      (b) the ability of any Subsidiary of Lessee to make any payments, directly or indirectly, to Lessee by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to Lessee, except on the ability of any special purpose Subsidiary created solely to effect a sale of financial assets entered into as part of such sale.

    SECTION 8.16.  Ability to Amend; Restrictive Agreements.  Lessee will not, and will not permit any of its Subsidiaries to, enter into, or accept obligations under, any agreement (a) prohibiting (including subjecting to any condition) the ability of Lessee, or any of its Subsidiaries to amend, supplement or otherwise modify this Agreement or any other Operative Document or (b) containing any provision that would contravene any provision of this Agreement or any other Operative Document.

    SECTION 8.17.  Net Worth.  Lessee shall not permit at any time Net Worth to be less than the sum of (a) 600,607,200 (80% of Net Worth as of October 31, 1997), plus (b) for each fiscal year, commencing with the fiscal year ending October 31, 1998, 50% of positive net income for such fiscal year, plus  (c) with respect to the issuance or sale of capital stock of Lessee or the conversion of Indebtedness of Lessee into equity of Lessee, in each case occurring after the date hereof, 50% of the aggregate Net Issuance Proceeds received by Lessee from such issuance or sale of capital stock plus 50% of the principal amount of any Indebtedness so converted if such issuance, sale or conversion occurs at a time when Lessee shall have no Rating or at a time when Lessee's Rating is lower than BBB- and Baa3, respectively; such covenant to be calculated as of the end of each fiscal quarter.

    SECTION 8.18.  Funded Debt to EBITDA Ratio.  Lessee shall not permit, as of the end of any fiscal quarter, the ratio of (a) the aggregate principal amount of funded Debt of Lessee and its Subsidiaries to (b) EBITDA for the four consecutive fiscal quarters then ending, to exceed 3.0:1.

    SECTION 8.19.  EBITDA to Interest Expense Ratio.  Lessee shall not permit for any period consisting of four consecutive fiscal quarters then ending the ratio of EBITDA for such period to Interest Expense for such period to be less than 4.0:1.

ARTICLE IX
OTHER COVENANTS AND AGREEMENTS

    SECTION 9.1.  Covenants of the Participants and Agent Lessor.

      (a) Lessor Liens. Each of the Participants (severally and not jointly with any other Participants) and Agent Lessor, hereby agrees that so long as this Participation Agreement is in effect it:

         (i) will not create, incur, assume or suffer to exist any Lessor Lien attributable to it upon the Lease or the Premises (other than as contemplated by any of the Operative Documents); and

        (ii) will remove any Lessor Lien created or incurred by it and use its best efforts to remove any Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease or the Premises (other than such Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this  clause (ii) shall not limit Lessee's rights or remedies under any of the Operative Documents.

      (b) Depreciation. Prior to the Expiration Date, neither Agent Lessor nor any Participant shall claim any federal or state tax attributes or benefits (including depreciation) relating to the Premises unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that if an appropriate taxing authority shall require Agent Lessor or any Participant to claim any such federal or state tax attributes or benefits, such Person shall promptly notify Lessee thereof and shall permit Lessee to contest such requirement in a manner consistent with the contest rights and limitations provided in Section 12.5(b).

      (c) Release of Documents. Agent Lessor hereby agrees that, upon a sale of the Premises pursuant to Article XXI of the Lease and payment of all amounts due and owing from Lessee under the Operative Documents or repayment in full of all Certificates and all other amounts due and owing from Lessee under the Operative Documents to Agent Lessor and the Participants, Agent Lessor shall execute and deliver to Lessee releases of all Liens created by the Operative Documents, and termination statements for any financing statements relating to the Premises which are then of record naming Agent Lessor as secured party.

    SECTION 9.2.  Withholding.  If Agent Lessor, any Participant or any assignee of, or Sub-Participant in, any Certificate (each such assignee or Sub-Participant, a "Transferee") is organized under the laws of any jurisdiction other than the United States or any State thereof, then such Agent Lessor, Participant or Transferee, as applicable, shall (as a condition precedent to acquiring or participating in any Certificate) (i) furnish to Agent Lessor, the agent under the Transfer Agreement and Lessee in duplicate, for each taxable year of such Participant or Transferee during the Lease Term, a properly completed and executed copy of either Internal Revenue Service Form 4224 or Internal Revenue Service Form 1001 and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form or successor form) as is necessary to claim complete exemption from United States withholding taxes, and (ii) provide to Agent Lessor, the agent under the Transfer Agreement and Lessee a new Internal Revenue Service Form 4224 or Internal Revenue Service Form 1001 and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Participant or Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

ARTICLE X
LESSEE DIRECTIONS; REPLACEMENT OF PARTICIPANTS

    SECTION 10.1.  Lessee Directions.  Each of the Participants, Agent Lessor and Lessee hereby agree that, so long as no Default or Event of Default exists:

      (a) Lessee shall have the exclusive right to replace a Defaulting Committed Participant pursuant to Section 10.2(b);

      (b) Lessee shall have the right to replace any Participant with respect to which there are or would be any claim to reimbursement or compensation under Section 12.5;

      (c) Whenever all or any portion of Basic Rent is calculated by reference to the LIBO Rate, Lessee shall have the right, by delivering a notice to the Administrative Agent on or before 12:00 noon (New York, New York time) on a Business Day, to elect irrevocably, on not less than three nor more than five Business Days' notice prior to the last day of any then current LIBO Rate Period, that all or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 of the Certificate Amount of a Committed Participant be continued as Basic Rent determined by reference to the LIBO Rate (Reserve Adjusted) having a LIBO Rate Period (subject to the limitations set forth in the definition thereof) of the length set forth in such notice (in the absence of delivery of such notice at least three Business Days' before the last day of any then current LIBO Rate Period with respect thereto, the LIBO Rate Period shall be one month).

    SECTION 10.2.  Replacement of Participants.

      (a) Lessee shall have the right to replace (i) any Committed Participant that breaches its obligation (if any) under Section 3.1 to make an Advance or (ii) any Tranche A2 Participant, if the short-term debt ratings of such Tranche A2 Participant shall cease to be at least equal to the Required Ratings under the Transfer Agreement.

      (b) Subject to the limitations set forth in Section 10.1, Lessee shall be permitted to replace any Participant subject to replacement as described in Section 10.2(a), with a replacement bank or other financial institution or other Person (a "Replacement Participant") satisfactory to Lessee and, in the case of a Committed Participant, satisfactory to Agent Lessor in its reasonable discretion; provided, that (i) such replacement does not conflict with any Applicable Laws, (ii) the Replacement Participant shall purchase from the Defaulting Committed Participant (A) at par, all Certificate Amounts, of such Defaulting Committed Participant, (B) all accrued Rent with respect to such Certificate Amounts, and (C) all other amounts owing to such Defaulting Committed Participant on or prior to the date of replacement, in each case, (iii) Lessee shall be liable to such Defaulting Committed Participant for any amounts owing under Article XII if any Certificate Amount owing to such Defaulting Committed Participant shall be prepaid (or purchased), (iv) such replacement shall be made in accordance with the provisions of and shall be subject to the requirements of Section 11.1, and if the Defaulting Committed Participant is a Purchaser, Section 4.12 of the Transfer Agreement (provided, that Lessee or the relevant Replacement Participant shall be obligated to pay the Transaction Expenses arising in connection therewith), (v) the Replacement Participant shall have agreed in writing, addressed and delivered to each of the parties to this Participation Agreement, to be subject to all of the terms and conditions of the applicable Operative Documents (including the extension of the Lease Term contemplated by the relevant request for extension), (vi) upon such replacement, the Defaulting Committed Participant shall automatically be deemed to be released by Lessee and each remaining Participant from any and all obligations thereafter arising under the Operative Documents and (vii) in the case of the replacement of a Tranche A2 Participant, such Replacement Participant shall be rated not less than the Required Ratings under the Transfer Agreement.

      (c) Agent Lessor and the Participant hereby agree to cooperate with Lessee, at Lessee's sole cost and expense, in Lessee's efforts to arrange one or more Replacement Participants as contemplated by this Section 10.2.

ARTICLE XI
TRANSFERS OF PARTICIPANTS' INTERESTS

    SECTION 11.1.  Assignments.

      (a) All or any part of the interest of any Participant in, to or under this Participation Agreement, the other Operative Documents, the Premises or the Certificates may be assigned or transferred by such Participant at any time to any Person; provided, however, that (i) each assignment or transfer shall comply with all applicable securities laws; (ii) each assignment or transfer shall consist of a transfer of equivalent portions of such Participant's Certificates, and equivalent portions of such Participant's rights and obligations under this Participation Agreement and the Transfer Agreement (if applicable to such Participant) and Commitments and Put Commitment (if applicable to such Participant); (iii) each assignment or transfer of Certificate Amounts shall be in a minimum aggregate amount of $10,000,000 and $1,000,000 integral multiples in excess thereof (or, if less, the aggregate amount of Certificate Amounts then held by the assignor or transferor Participant), unless such assignment or transfer is by a Tranche A Participant pursuant to the Transfer Agreement; (iv) in the case of an assignment other than to a Tranche A1 Participant, Tranche A2 Participant or Tranche A3 Participant, the assignee or transferee may not have a lower rating by S&P or Moody's than the assignor or transferor; (v) in the case of an assignment by a Tranche A2 Participant, the transferee or assignee shall be a financial institution acceptable to Agent Lessor, in its reasonable discretion; (vi) Agent Lessor shall have received from assignee/transferee or the assignor/transferor a transfer fee in the amount of $2,500; (vii) so long as no Default has occurred, Lessee shall have consented to such assignment or transfer, which consent shall not be unreasonably withheld and shall be deemed granted if Lessee shall not have refused to grant such consent within ten (10) calendar days' notice of a proposed assignment or transfer; and (viii) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 11.1(a) and the obligations imposed by Section 9.2, and except for an assignment from a Tranche A Participant to another Tranche A Participant under the Transfer Agreement, the transferor and transferee Participant shall deliver to Lessee and Agent Lessor an Assignment Agreement, in substantially the form of Exhibit L and an Investor's Letter in substantially the form of Schedule II to Exhibit L, each executed by the assignee or transferee) and (B) represent and warrant to Agent Lessor, each Participant and Lessee in writing each of the representations and warranties as set forth in Section 7.1 and that:

      (w) it has the requisite power and authority to accept such assignment or transfer;

      (x) it will not transfer any Certificate unless the proposed transferee makes the foregoing representations and covenants;

      (y) it will not take any action with respect to such Certificate that would violate any applicable securities laws; and

      (z) it will not assign or transfer any interest in its Certificate except in compliance with this Section 11.1.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

    SECTION 11.2.  Participations.  Any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Sub-Participant") participating interests in all or a portion (but not less than $1,000,000) of its rights and obligations under this Participation Agreement, the other Operative Documents, or its Certificates (including, without limitation, all or portion of the Rent owing to it); provided, however, that:

      (a) no participation contemplated in this Section 11.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;

      (b) such Participant shall remain solely responsible for the performance of its Commitment and such other obligations;

      (c) Lessee shall continue to deal solely and directly with such Participant in connection with such Participant's rights and obligations under this Participation Agreement and each of the other Operative Documents;

      (d) each such Sub-Participant will make representations and warranties to the Participant that are consistent with Section 7.1, mutatis mutandis; and

      (e) no Sub-Participant, unless such Sub-Participant is an Affiliate of such Participant, or is itself a Participant, shall be entitled to require such Participant to take or refrain from taking any action hereunder or under any other Operative Document.

    Notwithstanding the foregoing provisions of this Section 11.2, any sale, transfer or participation from any Tranche A1 Participant to any Purchaser pursuant to the Transfer Agreement shall not be subject to the provisions of Sections 11.1  and 11.2, but instead the provisions of the Transfer Agreement shall be applicable.

    SECTION 11.3.  Binding Effect; Disclosure of Information; Pledge Under Regulation A.

      (a) By its acceptance of a participation or assignment of a Participant's Certificate, each Transferee shall be deemed bound by the provisions set forth in this Article XI.

      (b) Any Participant or Agent Lessor may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Article XI, disclose to the assignee or Participant or proposed assignee or Participant any information relating to Lessee.

      (c) Anything in this Article XI to the contrary notwithstanding, any Participant may, without the consent of Lessee, assign and pledge all or any portion of the Certificates held by it to any Federal Reserve Bank, the United States Treasury or to any other financial institution as collateral security pursuant to Regulation A of the F.R.S. Board and any operating circular issued by the Federal Reserve System and/or the Federal Reserve Bank or otherwise.

ARTICLE XII
INDEMNIFICATION

    SECTION 12.1.  Indemnification.

      (a)  General Indemnification.

         (i) Prior to the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XII:

          A.  Lessee shall pay and assume liability for, and does hereby agree, whether or not any of the transactions contemplated hereby shall be consummated, to indemnify, protect, defend, save and keep harmless Agent Lessor from and against any and all Claims that may be imposed on, incurred by or asserted against Agent Lessor (whether because of action or omission by Agent Lessor), whether or not such Claim is covered by any other indemnification under this Article XII or Agent Lessor shall also be indemnified as to any such Claim by any other Person whenever such Claim arises or accrues, including whether or not such Claim arises or accrues at any time prior to or after the Expiration Date, and which in all cases include any Claim for which Agent Lessor has an obligation to indemnify any Person, or for which Agent Lessor otherwise has liability, under Section 12.1(a)(i)(B) below, and

          B.  Agent Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each Construction Period Participant Indemnitee from and against any and all Claims that my be imposed on, incurred by or asserted against any such Construction Period Participant Indemnitee (whether because of action or omission by such Construction Period Participant Indemnitee), whether or not such Claim is covered by any other indemnification under thisvArticle XII  or such Construction Period Participant Indemnitee shall also be indemnified as to any such Claim by any other Person, and

        (ii) Commencing upon the Base Term Commencement Date, and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XII, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XII or such Indemnitee shall also be indemnified as to any such Claim by any other Person, whenever such Claim arises or accrues, including whether or not such Claim arises or accrues at any time prior to or after the Expiration Date, and whether or not such Claim arises or accrues at any time prior to or after the Expiration Date, in each case under this Section 12.1 (a)(i) or (ii), in any way arising out of or relating to:

        A.  any of the Operative Documents or any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

        B.  the Premises, the Land or any part thereof or interest therein;

        C.  the purchase, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer or title, redelivery, use, financing, refinancing, operation, condition, sale (including, without limitation, any sale or other transfer pursuant to the Lease), return or other disposition of all or any part of any interest in the Premises, the Land or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (i) Claims or penalties arising from any violation of law or in tort (strict liability or otherwise), (ii) loss of or damage to the environment (including, without limitation, investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from the Premises, (v) any Claim resulting from or related to the acquisition of the Land or the Construction, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Premises, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to the Premises or any part thereof, (viii) any Claim for patent, trademark or copyright infringement, or (ix) Claims arising from any public improvements with respect to the Premises resulting in any change or special assessments being levied against the Premises or any plans to widen, modify or realign any street or highway adjacent to the Premises, or any Claim for utility "tap-in" fees;

        D.  the offer, issuance, sale, transfer or delivery of the Certificates;

        E.  the breach or alleged breach by Lessee, including in its role as Construction Agent, of any covenant, representation or warranty made by it or deemed made by it in any Operative Document, any Construction Document or any certificate delivered by it;

        F.  the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code;

        G.  the retaining or employment of any broker, finder or financial advisor by Lessee to act on its behalf in connection with this Participation Agreement; or

        H.  any other agreement entered into or assumed by Lessee in connection with the Premises or the Land or by Agent Lessor in the purchase of the Land (including, in connection with each of the matters described in this Section 12.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Indemnitee).

  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

      (b)  Exclusions from Indemnities; Limitations on Lessor Indemnitees.  (i) Notwithstanding the foregoing provisions of this Article XII, Lessee shall not be obligated to indemnify an Indemnitee under Section 12.1(a)(i) and Lessor shall not be required to indemnify a Construction Period Participant Indemnitee under Section 12.1(a)(ii) for any Claim to the extent that such Claim is attributable to: (i) acts, events or circumstances occurring after, and to the extent not attributable to or constituting acts, events or circumstances occurring prior to, (A)(1) the expiration or earlier termination of the Lease and (2) delivery of possession of the Premises to Lessee or a third party or (B) in the event of the occurrence of an Event of Default, the exercise of remedies in connection therewith and the transfer by Agent Lessor to a third party of title to the Premises; (ii) the gross negligence or willful misconduct of such Indemnitee; (iii) the breach by such Indemnitee of its representations and warranties in Section 7.1 or 7.4, as the case may be, or the breach by such Indemnitee of its covenants as set forth in this Participation Agreement or in any other Operative Document to which such Indemnitee is a party; (iv) any Claim resulting from the imposition of any Lessor Lien for which such Indemnitee is responsible for discharging under the Operative Documents; (v) in respect of any indemnification under Section 12.1(a)(i), any Claim resulting solely from a Nonrelated Construction Event; and (vi) any Claim for the recovery of Construction Costs to the extent such Claim arises solely as a result of any Event of Default prior to the Completion Date, the recovery of which shall be governed by Article XIII of this Agreement or Section 16.6 of the Lease, provided,  however, that nothing in the foregoing clauses (i) through (v) shall be deemed to exclude or limit (x) any Claim that Agent Lessor or any Construction Period Participant Indemnitee may have under any Operative Document or Applicable Laws for damages from Lessee for breach by Lessee of its representations, warranties or covenants made or deemed made by it in any Operative Document or (y) any Claim, including any remedy under or right to damages pursuant to Article XVI of the Lease.

         (i) Agent Lessor's obligation to indemnify and hold harmless any Construction Period Participant Indemnitee under Section 12.1(a)(ii):

          A.  is not an individual or personal obligation of Agent Lessor, but solely its obligation it its capacity as Agent Lessor, and nothing herein shall be construed as creating any liability on Agent Lessor, individually or personally, to pay, indemnify or hold harmless any Indemnitee under this Article XII;

          B.  is not an obligation binding on Agent Lessor except to the extent of any payment received by Agent Lessor pursuant to Section 12.1(a)(i); and

          C.  shall be paid and discharged solely and exclusively from amounts received by Agent Lessor pursuant to Section 12.1(a)(i), and it is expressly agreed by each Construction Period Participant Indemnitee that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under Section 12.1(a)(ii) shall be to such amounts paid by Agent Lessor pursuant to Section 12.1(a)(i); and

          D.  is the sole and exclusive right of each Construction Period Participant Indemnitee against Agent Lessor, and any right to proceed against Agent Lessor individually or otherwise under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by this Section 12(a)(ii) is hereby expressly waived by each Construction Period Participant Indemnitee (other than claims that may be made against Agent Lessor, individually or personally, for fraud, gross negligence or willful misconduct).

Nothing in this Article XII is intended as or should be construed as a limitation on the right of any Indemnitee to make indemnification, contribution or other claims of any kind against Lessee, to the extent that such claims otherwise may be made, with respect to any matter, including indemnification for Claims of the type referred to in this Section 12.1(a)(i) and 12.1(a)(ii).

To the extent that any payments made pursuant to Section 12.1(a)(i) to Section 12.1(a)(ii) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Agent Lessor to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Indemnitee who received any such payments from Agent Lessor (or any portion thereof) shall repay any such amounts to Agent Lessor, or as may otherwise be directed by a court of competent jurisdiction.

The indemnification obligations of Agent Lessor under Section 12.1(a)(ii) shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of Lessee.

The right of any Construction Period Participant Indemnitee to seek indemnification from Agent Lessor under Section 12.1(a)(ii) is subject to and conditioned upon compliance by any such Indemnitee with the notice, cooperation, appointment of counsel, contest rights and other provisions in Section 12.4 except that any reference in such Sections to Lessee shall be deemed to be a reference to Agent Lessor.

    SECTION 12.2.  Environmental Indemnity.  Without limitation of the other provisions of this Article XII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys' and/or paralegals' fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Premises or any clean-up, remedial, removal or restoration work by any Governmental Authority (all of the foregoing being referred to in this Section 12.2 as "Liabilities"), arising in whole or in part, out of:

      (a) the presence on, under or around the Premises or any portion thereof of any Hazardous Substance, or any releases or discharges of any Hazardous Substance on, under, from, onto or around the Premises or any portion thereof,

      (b) any activity, including, without limitation, construction (including construction of the Financed Improvements), carried on or undertaken on or off the Premises or any portion thereof, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time is located or present on, under or around, or that at any time migrates, flows, percolates, diffuses or in any way moves onto or under the Premises or any portion thereof,

      (c) loss of or damage to any property or the environment arising from, or in any way related to, the Premises or Lessee or any of its Affiliates (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case arising from, or in any way related to, the Premises, Lessee, any of its Affiliates or the Overall Transaction or any portion thereof,

      (d) any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Premises or any portion thereof, or

      (e) any residual contamination on or under any part of the Premises, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Premises, Lessee, any of its Affiliates, or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

Notwithstanding anything in this Participation Agreement to the contrary, Lessee shall not be liable and shall not be obligated to indemnify any Indemnitee against Liabilities arising out of:

       (i) Environmental Violations on the Premises after title and exclusive possession of the Premises shall have been conveyed to Agent Lessor to the extent arising solely from Hazardous Substances placed on the Premises after the transfer of such title and exclusive possession to Agent Lessor; and or

      (ii) the willful misconduct by an Indemnitee, its officers, directors, employees, agents, contractors or representatives.

    Promptly upon obtaining knowledge thereof, Indemnitees shall give written notice to Lessee of any claim against Indemnitees, which might give rise to a claim by Indemnitees against Lessee under the foregoing indemnity, stating the nature and basis of the claim, the amount thereof and reasonable best estimate of the amount of Lessee's liability to Indemnitees in connection therewith, provided there shall be no liability to any Indemnitee and no diminution in the obligations of Lessee for failure to give such notice. If any action shall be brought against Indemnitees, Lessee shall be entitled to participate therein, and to assume the defense thereof at the expense of Lessee with counsel reasonably satisfactory to Indemnitees and to settle and compromise any such claim or action with the consent of such Indemnitees in their sole discretion; provided, however, that Indemnitees may elect to be represented by separate counsel, at Lessee's expense, if such Indemnitee believes in good faith that a conflict of interest may exist.

    SECTION 12.3.  Premises Indemnity.  If (a) Lessee elects the Sale Option; and (b) after paying to Lessor, for the benefit of the Participants, any amounts due under Articles XX and XXI of the Lease, the Lease Balance shall not have been reduced to zero, then Lessee shall promptly pay over to Agent Lessor on the Expiration Date the shortfall, unless Lessee delivers a report from an appraiser selected by the Required Participants in form and substance satisfactory to the Required Participants and using approved methods satisfactory to the Required Participants which establishes that the reasons for the actual Fair Market Value of the Premises as of the Expiration Date being less than the Fair Market Value anticipated for such date in the Appraisal was not due to any of the following events, circumstances or conditions, whether or not permitted under the Lease: (i) the failure to maintain the Premises as required by the Lease and the other Operative Documents, and in at least as good a condition as it was in on the Completion Date, ordinary wear and tear excepted; (ii) the carrying out of or the failure to undertake any modifications, improvements or Modifications (including the Financed Improvements) whether or not permitted pursuant to the Operative Documents; (iii) any change or modification to the Approved Plans and Specifications following the earlier of (x) the Document Closing Date and (y) the delivery of the Approved Plans and Specifications pursuant to Section 6.1(p), whether or not permitted pursuant to the Operative Documents, (iv) the existence of any environmental condition at or affecting the Premises, whether or not such condition existed on the initial Advance Date; (v) any defect, exception, easement, restriction or other encumbrance on or title to the Premises, whether or not created or existing on the initial Advance Date; (vi) the dependence of the Premises on any improvement or facility not fully located on the Premises (except for government-provided utilities existing and benefitting the Premises as of the date hereof, the benefits of which are lost for reasons other than the fault of Lessee and which could not have been retained through the exercise by Lessee of commercially reasonable efforts to keep such utilities in place); (vii) any restoration or rebuilding carried out by Lessee or any sublessee; (viii) any condemnation of any portion of the Premises pursuant to Article XV of the Lease; (ix) any use of the Premises or any part thereof by Lessee or any sublessee other than as an office building; or (x) any other cause or condition within the power of Lessee to control or affect, other than ordinary wear and tear.

    SECTION 12.4.  Proceedings in Respect of Claims.  With respect to any amount that Lessee is requested by an Indemnitee to pay by reason of Section 12.1(a) or 12.2, such Indemnitee shall, if so requested by Lessee and prior to any payment, submit such additional information to Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

    In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Lessee of the commencement thereof, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of the Required Participants, on behalf of the Indemnitee; provided, however, that Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and, Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within 90 days following receipt of Indemnitee's notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee's notice of Claim, provided  that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Premises or any part thereof unless, in the case of civil liability, Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 12.1 or 12.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.

    Each Indemnitee shall supply Lessee with such information and documents reasonably requested by Lessee as are necessary or advisable for Lessee to participate in any action, suit or proceeding to the extent permitted by Section 12.1 or 12.2, as applicable, and Lessee shall reimburse the Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 12.1 or 12.2, as applicable, without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 12.1 or 12.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of Lessee in connection with such Claim, and uses reasonable efforts to advise Lessee on the status of proceedings from time to time during the pendency of such Claim.

    Upon payment in full of any Claim by Lessee pursuant to Section 12.1 or 12.2, as applicable, to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with Lessee and give such further assurances as are necessary or advisable to enable Lessee vigorously to pursue such claims.

    Any amount payable to an Indemnitee pursuant to Section 12.1 or 12.2 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

    SECTION 12.5.  General Tax Indemnity.

      (a) Indemnification. (i) Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Premises and all Indemnitees, and hold the Premises and all Indemnitees harmless against, all Impositions on an After Tax Basis.

      (b) Contests. If any claim shall be made against any Indemnitee or if any proceeding shall be commenced against any Indemnitee (including a written notice of such proceeding) for any Imposition as to which Lessee may have an indemnity obligation pursuant to this Section 12.5, or if any Indemnitee shall determine that any Imposition for which Lessee may have an indemnity obligation pursuant to this Section 12.5 may be payable, such Indemnitee shall promptly (and in any event, within 30 days) notify Lessee in writing (provided that failure to so notify Lessee within 30 days shall not alter such Indemnitee's rights under this Section 12.5, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Imposition) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 30 days after the receipt of such notice by Lessee; provided, however, that in the case of any such claim or proceeding, if such Indemnitee shall be required by law or regulation to take action prior to the end of such 30-day period, such Indemnitee shall in such notice to Lessee, so inform Lessee, and such Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for 10 days after the receipt of such notice by Lessee, unless the Indemnitee shall be required by law or regulation to take action prior to the end of such 10-day period.

    Lessee shall be entitled for a period of 30 days from receipt of such notice from the Indemnitee (or such shorter period as the Indemnitee has notified Lessee is required by law or regulation for the Indemnitee to commence such contest), to request in writing that such Indemnitee contest such Imposition, at Lessee's expense. If (x) such contest can be pursued in the name of Lessee and independently from any other proceeding involving an Imposition for which Lessee has not agreed to indemnify such Indemnitee, (y) such contest must be pursued in the name of the Indemnitee, but can be pursued independently from any other proceeding involving an Imposition for which Lessee has not agreed to indemnify such Indemnitee or (z) the Indemnitee so requests, then Lessee shall be permitted to control the contest of such claim, provided that in the case of a contest described in any of clause (x), (y)  or (z) if the Indemnitee determines in good faith that such contest by Lessee could have a material adverse impact on the business or operations of the Indemnitee and provides a written explanation to Lessee of such determination, the Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x)  and (y) of the preceding sentence, each Indemnitee shall take any and all reasonable steps to segregate claims for any Impositions for which Lessee indemnifies hereunder from Impositions for which Lessee is not obligated to indemnify hereunder, so that Lessee can control the contest of the former. In all other claims requested to be contested by Lessee, the Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to Lessee. In no event shall Lessee be permitted to contest (or the Indemnitee required to contest) any claim (A) if such Indemnitee provides Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a material risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Premises or any part of any thereof unless Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Indemnitee in respect of the Impositions subject to such claim and any and all expenses for which Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless Lessee shall have agreed to pay and shall pay to such Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements, or (D) if such contest shall involve the payment of the Impositions prior to the contest, unless Lessee shall provide to the Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Indemnitee). In addition, for Indemnitee-controlled contests and claims contested in the name of the Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Indemnitee for which Lessee may be liable to pay an indemnity under this Section 12.5 exceeds $50,000 and (B) unless, if requested by the Indemnitee, Lessee shall have provided to the Indemnitee an opinion of counsel selected by Lessee (which may be in-house counsel) that a reasonable basis exists to contest such claim. In no event shall an Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

    The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Impositions (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgement, provided, however, that if the Indemnitee is the controlling party and Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Indemnitee rejects such settlement offer then the amount for which Lessee will be required to indemnify such Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the noncontrolling party reasonably informed as to the progress of the contest, and shall provide the noncontrolling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agent or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

    Each Indemnitee shall supply Lessee with such information and documents reasonably requested by Lessee as are necessary or advisable for Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 12.5(b), and Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. No Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 12.5 (and with respect to which contest is required under this Section 12.5(b)) without the prior written consent of Lessee (such consent not to be unreasonably withheld), unless such Indemnitee waives its right to be indemnified under this Section 12.5 with respect to such claim.

    Notwithstanding anything contained herein to the contrary, an Indemnitee will not be required to contest (and Lessee shall not be permitted to contest) a claim with respect to any Imposition if (i) such Indemnitee shall waive its right to indemnification under this Section 12.5 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Imposition is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect that it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

      (c) Payments. (i) To, or for the Account of, an Indemnitee. Any Imposition indemnifiable under this Section 12.5 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to an Indemnitee pursuant to this Section 12.5 shall be paid within thirty (30) days after receipt of a written demand therefor from such Indemnitee (accompanied by a written statement describing in reasonable detail the amount so payable), but not before two Business Days prior to the date that the relevant Taxes are due. Any payments made to an Indemnitee pursuant to this Section 12.5 shall be made directly to the Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Indemnitee in written directions to Lessee, or, if no such direction shall have been given, by check of Lessee payable to the order of the Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement. Upon the request of any Indemnitee with respect to an Imposition that Lessee is required to pay, Lessee shall furnish to such Indemnitee the original or a certified copy of a receipt for Lessee's payment of such Imposition or such other evidence of payment as is reasonably acceptable to such Indemnitee.

                (ii) To Lessee. (x) If any Indemnitee actually shall realize a Tax benefit (whether by way of deduction, credit, allocation or apportionment or otherwise) with respect to a Tax not indemnifiable hereunder which would not have been realized but for any Tax with respect to which Lessee has reimbursed or indemnified such Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of Lessee's payment to such Indemnitee, such Indemnitee shall pay to Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Indemnitee and net of any additional Taxes actually borne by such Indemnitee as a result of such payment (a "Grossed-Up Basis"); provided, however, that no payment shall be made as long as an Event of Default is continuing; provided further, however, that no Indemnitee shall be required to pay to Lessee any Tax benefit to the extent such payment would be greater than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by Lessee, reduced by all prior payments by such Indemnitee under this Section 12.5(c)(ii)(x) in respect of such amount; any payment to Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of Lessee under this Section 12.5. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (viii) of the definition of Impositions.

                (y) Upon receipt by an Indemnitee of a refund or credit of all or part of any Taxes paid or indemnified against by Lessee, which refund or credit was not previously taken into account in determining the amount of Lessee's payment to such Indemnitee, such Indemnitee shall pay to Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund or credit, plus any interest received by or credited to such Indemnitee with respect to such refund; provided, however, that no such payment shall be made as long as an Event of Default is continuing; provided, further, however, that no Indemnitee shall be required to pay to Lessee any refund or credit to the extent such refund or credit is greater than the amount of Taxes in respect of which payment or indemnification was made by Lessee, reduced by all prior payments by such Indemnitee under this Section 12.5(c)(ii)(y)  in respect of such amount. If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (vi), (vii) and (viii) of the definition of Impositions.

                (z) The Indemnitee will, at Lessee's expense, pursue refunds and tax benefits that would result in any such payments to Lessee, but only if the Indemnitee has been notified in writing by Lessee that such refunds or tax benefits are available.

      (d) Reports. In the case of any report, return or statement required to be filed with respect to any Impositions that are subject to indemnification under this Section 12.5 and of which Lessee or the Indemnitee has knowledge, the party having such knowledge shall promptly notify the other of such requirement and, at Lessee's expense (i) if Lessee is permitted (unless otherwise requested by the Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Indemnitee or the Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Indemnitee, Lessee shall prepare such report, return or statement for filing by such Indemnitee in such manner as shall be reasonably satisfactory to such Indemnitee and send the same to the Indemnitee for filing no later than 15 days prior to the due date therefor. In any case in which the Indemnitee will file any such report, return or statement, Lessee shall, upon written request of such Indemnitee, provide such Indemnitee with such information as is reasonably necessary to allow the Indemnitee to file such report, return or statement.

      (e) Withholding Taxes.

         (i) Agent Lessor or its agent shall withhold any Taxes required by Applicable Laws to be withheld on any payment to any Participant, except to the extent that the Participant has furnished such information to Agent Lessor or its agent as shall be sufficient under Applicable Laws to entitle such Person to an exemption from withholding Taxes. Except to the extent set forth in Section 14.6, the amount payable to Agent Lessor, any Participant or any Sub-Participant shall be reduced by the amount of any withholding Taxes required to be withheld by Agent Lessor or its agent pursuant to the preceding sentence, and except as provided in Section 14.3, Lessee and Agent Lessor shall have no liability or obligation to the Participants with respect to any such withholding Taxes. In accepting and carrying out its duties with respect to withholding Taxes pursuant to this Section 12.5(e), Agent Lessor shall act as the duly authorized agent of Lessee to act on behalf of Lessee under the withholding provisions of Chapter 3 of the Code. Lessee shall file notice of such appointment with the Director of Foreign Operations District of Internal Revenue Service in accordance with Treas. Reg. §1.1441-7(b). Such agency shall terminate in the event that Applicable Laws are amended so as to release Lessee of the obligation to withhold Taxes with respect to payments made by Lessee to Agent Lessor under the Lease and in any event upon termination or expiration of the Lease.

        (ii) If and to the extent Agent Lessor or its agent has in good faith attempted to comply with its obligation to withhold Taxes in accordance with clause (i) and a claim regarding withholding Taxes is made against Agent Lessor or its agent, as between Lessee and Agent Lessor (or its agent), Lessee shall be responsible for, and Lessee shall indemnify and hold harmless Agent Lessor (and its agent) (without duplication of any indemnification required by subsection (a)) on an After Tax Basis against, such claim to the extent, but only to the extent, Agent Lessor or its agent has actually paid funds to a taxing authority with respect to such withholding taxes or receives a demand for such payment from any taxing authority.

        (iii) Except with respect to withholding Taxes payable by Lessee pursuant to Section 14.3, each Participant agrees to reimburse Agent Lessor or its agent for any withholding Taxes for which Agent Lessor or its agent becomes liable and to reimburse Lessee for any Taxes or other amounts paid by Lessee pursuant to clause (ii) hereof.

        (iv) For purposes of determining whether withholding Taxes apply to payments under the Lease, it shall be assumed that the Lease constitutes a loan for United States Federal income tax purposes (as is the parties' intention).

    SECTION 12.6.  Gross Up.  If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XII  (each such payment or reimbursement under this Article XII, an "original payment") and which original payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such original payment on an After Tax Basis.

ARTICLE XIII
LIMITATION ON RECOURSE LIABILITY DURING CONSTRUCTION PERIOD

    Notwithstanding any other provision set forth in this Participation Agreement or any of the other Operative Documents, in the event of the occurrence of a Construction Agency Event of Default occurring during the Interim Term and until the Base Term Commencement Date has occurred, Lessee shall not be required to pay more than the Construction Recourse Amount on a recourse basis with respect to any damages (which shall include Construction Breakage Costs and amounts payable by Construction Agent as Default Completion Costs) which relate to or arise from any such Construction Agency Event of Default; provided, however, that the foregoing limitation shall not apply (i) with respect to any Full Recourse Interim Term Event of Default, (ii) with respect to the rights of parties to seek all damages, without regard to such limitation, from the proceeds of the Premises or any other Collateral or (iii) to any Claim for indemnity under Article XII  or under any other Operative Document.

ARTICLE XIV
LIBOR PROVISIONS; ADDITIONAL COSTS

    SECTION 14.1.  LIBO Rate Lending Unlawful.  If any Participant shall determine (which determination shall, upon notice thereof to Lessee and the Participants, be conclusive and binding on Lessee) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Certificate Amount that accrues Rent based upon the LIBO Rate, the obligation of such Participant to make available, continue or maintain any such Certificate Amount, shall, upon such determination, forthwith be suspended until such Participant shall notify Lessee and the Administrative Agent that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Certificate Amounts of such Participant that accrue Rent based upon the LIBO Rate shall automatically accrue Rent at the Alternate Base Rate either (a) on the last day of the then current Interest Period applicable to such Certificate Amount if such Participant may lawfully continue to maintain and fund such Certificate Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Certificate Amount to such day thereto or sooner, if required by such law or assertion.

    SECTION 14.2.  Deposits Unavailable.  If any of the Participants shall have determined that:

      (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to such Participant in its relevant market; or

      (b) by reason of circumstances affecting such Participant's relevant market, adequate means do not exist for ascertaining the Rent applicable to such Participant's Certificate Amounts,

then, upon notice from such Participant to Lessee, the Administrative Agent and the other Participants, (i) the obligations of the Participants to make available Certificate Amounts shall be suspended and (ii) each outstanding Certificate Amount shall begin to accrue Rent at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

    SECTION 14.3.  Increased Costs, etc.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority increases or would increase the cost to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of, making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 9.2 with respect to any Certificate Amounts, Lessee agrees to reimburse such Participant for each such increased cost or reduced amount when applicable to such Participant or its parent, as applicable (on an After Tax Basis). Such Participant shall promptly notify each Agent and Lessee in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Participant for such increased cost or reduced amount. Such additional amounts shall be payable by Lessee as Supplemental Rent directly to such Participant within five days of its receipt of such notice. A statement of a Participant as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Lessee. In determining such amount, each Participant shall use any method of averaging or attribution that it (in its reasonable discretion) shall deem applicable.

    SECTION 14.4.  Funding Losses.  In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Certificate Amount) as a result of:

      (a) any conversion or repayment or prepayment of the principal amount of any Certificate Amounts on a date other than the scheduled last day of the Interest Period applicable thereto; or

      (b) any Certificate Amounts not being made in accordance with the Advance Request therefor (unless such failure to fund such Certificate Amounts, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to Lessee (with a copy to each Agent), Lessee shall, within five days of its receipt thereof, pay directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant's standard practices) as will reimburse such Participant for such loss or out-of-pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on Lessee absent demonstrable error.

    SECTION 14.5.  Increased Capital Costs.  If any change, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Participant or any Person controlling such Participant, and such Participant reasonably determines that the rate of return on its or such controlling Person's capital as a consequence of its Commitments or the Certificate Amounts made available by such Participant is reduced to a level below that which such Participant or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Participant to Lessee (with a copy to each Agent), Lessee shall immediately pay directly to such Participant or such controlling Persons for such reduction in rate of return. A statement of such Participant as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be presumed correct and binding on Lessee absent manifest error. In determining such amount, such Participant shall use its standard practice in determining such amount, and, in the absence of such standard practice, may use any reasonable method of averaging and attribution that it shall deem applicable.

    SECTION 14.6.  After Tax Basis.  Lessee shall pay all amounts owing under this Article XIV on an After Tax Basis.

    SECTION 14.7.  Funding Office.  If Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 14.1 to 14.3, to the extent applicable, then such Participant will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

ARTICLE XV
MISCELLANEOUS

    SECTION 15.1.  Survival of Agreements.  The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Participation Agreement and any of the other Operative Documents, the transfer of the interest in the Premises as provided herein or in any other Operative Documents (and shall not be merged into any bill of sale or any other conveyance or transfer document), any disposition of any interest of Agent Lessor in the Premises, the purchase and sale of the Certificates, payment therefor and any disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

    SECTION 15.2.  No Broker, etc.  Except for Lessee's dealing with ABN AMRO Bank N.V. each of the parties hereto represents to the others that it has not retained or employed any arranger, broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement, nor has it authorized any arranger, broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Agent Lessor or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

    SECTION 15.3.  Notices.  Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule II hereto, or to such other address as any of the parties hereto may designate by written notice.

    SECTION 15.4.  Counterparts.  This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

    SECTION 15.5.  Amendments.  No Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of Agent Lessor, Lessee and the Required Participants; provided  that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

      (a) modify any of the provisions of this Section 15.5, change the definition of "Required Participants" or modify or waive any provision of an Operative Document requiring action by each Participant;

      (b) amend, modify, waive or supplement any of the provisions of Section 5.3  hereof;

      (c) reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

      (d) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Certificate Amount, Loan to Value Optional Rent Prepayment, the Lease Balance, Fees, Construction Recourse Amount or Residual Value Guarantee Amount (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any Fee payable to it) or, subject to clause (c) above, any other amount payable under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Certificate Amounts, Loan to Value Optional Rent Prepayment, Lease Balance, Fees, Construction Recourse Amount, Residual Value Guarantee Amount or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

      (e) consent to any assignment of the Lease by Lessee, releasing Lessee from its obligations in respect of the payments of Rent or Lease Balance or changing the absolute and unconditional character of such obligations; or

      (f)  release of any Lien granted by Lessee or the Participant under the Operative Documents, except as provided in the Operative Documents.

    SECTION 15.6.  Headings, etc.  The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

    SECTION 15.7.  Parties in Interest.  Except as expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.

    SECTION 15.8.  GOVERNING LAW.  THIS PARTICIPATION AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

    SECTION 15.9.  Severability.  Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    SECTION 15.10.  Liability Limited.  No Participant shall have any obligation to any other Participant or to Lessee or Agent Lessor with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents, except as otherwise so set forth.

    SECTION 15.11.  Further Assurances.  The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and preserve the security interests and Liens (and the priority thereof) intended to be created pursuant to this Participation Agreement, the other Operative Documents and the Overall Transaction (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected). Lessee, at its own expense and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if Agent Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.

    SECTION 15.12.  Submission to Jurisdiction.  Each party hereto irrevocably and unconditionally:

      (a) submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;

      (b) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

      (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule II or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and

      (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

    SECTION 15.13.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 15.13  HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. LESSEE ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTICIPANTS ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT.

    SECTION 15.14.  Limited Liability of Agent Lessor.  The parties hereto agree that Agent Lessor, in its individual capacity, shall have no personal liability whatsoever to Lessee, the Participants or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Agent Lessor shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Premises, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Document, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding proviso, Agent Lessor shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

    SECTION 15.15.  Payment of Transaction Expenses and Other Costs.

      (a)  Transaction Expenses and Continuing Expenses.  As and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable counsel fees) of Agent Lessor and the Administrative Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent.

      (b)  Payment by Advances.  Subject to the other provisions of this Section 15.15, Fees and Eligible Transaction Expenses referenced in Section 15.15(a) payable or incurred on or after the initial Advance Date may be paid through Advances.

      (c)  Amendments, Supplements and Appraisal.  Without limitation of the foregoing, Lessee agrees to pay to the Participants, Agent Lessor and the Administrative Agent all costs and expenses (including reasonable legal fees and expenses of special counsel to Agent Lessor and the document counsel for the Participants) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document; (ii) any Casualty or Condemnation or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or "workout", whether or not consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; (v) any transfer by a Participant of any interest in the Operative Documents during the continuance of an Event of Default; or (vi) any Advance Date.

    SECTION 15.16.  Reproduction of Documents.  This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Agent Lessor in connection with the receipt and/or acquisition of the Premises; and (c) financial statements, certificates, and other information previously or hereafter furnished to any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

    SECTION 15.17.  Non-Petition.  Each of Lessee, each Purchaser, Agent Lessor and each other Participant hereby agrees that it shall not institute against, or join any other person in instituting against, any Tranche A1 Participant any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing indebtedness for borrowed money issued by that Tranche A1 Participant is paid. This Section 15.17 shall survive the termination of this Participation Agreement.

    SECTION 15.18.  Assignment of Tranche A1 Participant's Interest to Purchasers.  In the event a Tranche A1 Participant exercises its option to sell all of its interests under the Operative Documents to the Purchasers pursuant to Section 2.3 of the Transfer Agreements, the Tranche A1 Participant, without further act, will be deemed to have assigned to the Purchasers on a several basis in accordance with their Purchase Percentages all of its right, title and interest in the Operative Documents, and the Purchasers will be deemed to have assumed as of the date of transfer on a several basis as aforesaid all obligations of the Tranche A1 Participant arising on or after the date of transfer. In the event a Tranche A1 Participant assigns all or a portion of its Certificate Amounts and its rights and interests under its Transfer Agreement to ABN AMRO Bank N.V. or any other Person in accordance with Section 4.12(f) of the Transfer Agreement, then (unless and until repurchased by a Tranche A1 Participant pursuant to Section 2.2 of the Transfer Agreement) such Tranche A1 Participant, without further act, will be deemed to have assigned to such Person all or a portion, as applicable, of its right, title and interest in the Operative Documents and such Person will be deemed to have assumed all or a portion, as applicable, of the obligations of the Tranche A1 Participant arising on or after the date of such assignment. The Administrative Agent shall promptly notify Lessee of any assignment pursuant to this Section 15.18.

    SECTION 15.19.  Deliveries to Participants.  Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to Agent Lessor, along with the costs of postage, with instructions to Agent Lessor to deliver such item to such Participant.

    SECTION 15.20.  Excess Funds.  The Tranche A1 Participant shall be required to make payment of the amounts required to be paid pursuant hereto only if the Tranche A1 Participant has Excess Funds (as defined below). If the Tranche A1 Participant does not have Excess Funds, the excess of the amounts due hereunder over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against the Tranche A1 Participant until such time as the Tranche A1 Participant has Excess Funds. If the Tranche A1 Participant does not have sufficient Excess Funds to make any payment due hereunder, then the Tranche A1 Participant may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of the Tranche A1 Participant's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of the Tranche A1 Participant for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of the Tranche A1 Participant for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by the Tranche A1 Participant to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of the Tranche A1 Participant then due and payable, but the amount of any liability, indebtedness or obligation of the Tranche A1 Participant shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

ARTICLE XVI
AGENTS

    SECTION 16.1.  Appointment of Agents; Powers and Authorization to Take Certain Actions.

      (a) Each Participant irrevocably appoints and authorizes Lease Plan North America, Inc., to act as its Agent Lessor hereunder and under the other Operative Documents, and the Bank to act as its Administrative Agent hereunder and under such Operative Documents, with such powers as are specifically delegated to Agent Lessor or the Administrative Agent, as the case may be, by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Each Participant authorizes and directs Agent Lessor to, and Agent Lessor agrees for the benefit of the Participants that it will, on the initial Advance Date and each other Advance Date, accept the documents described in Article III  of this Participation Agreement. Each of the Agents accepts the agency hereby created applicable to it and, in the case of the Administrative Agent, agrees to receive all payments and proceeds pursuant to the Operative Documents and disburse such payments or proceeds in accordance with the Operative Documents. Neither Agent shall have any duties or responsibilities except those expressly set forth in the Lease and this Participation Agreement. Neither Agent shall be responsible to any Participant (or to any other Person) (i) for any recitals, statements, representations or warranties of any party contained in the Lease, this Participation Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, the Operative Documents, other than in the case of Agent Lessor the representations and warranties made by Agent Lessor in Section 7.4, or (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or the title thereto (subject to Agent Lessor's obligations under Section 9.1) or of the Lease or any other document referred to or provided for therein or (iii) for any failure by Lessee, any Participant or any other third party (other than such Agent) to perform any of its obligations under any Operative Agreement. Each Agent may employ agents, trustees or attorneys-in-fact, may vest any of them with any property, title, right or power deemed necessary for the purposes of such appointment and shall not be responsible for the negligence or misconduct of any of them selected by it. Neither Agent nor any of its respective directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder, or in connection herewith, except for its or their own gross negligence or willful misconduct.

      (b) Neither Agent shall have any duty or obligation to manage, control, use, operate, store, lease, sell, dispose of or otherwise deal with the Premises, any other Collateral or the Lease, or to otherwise take or refrain from taking any action under, or in connection with, this Agreement, the Lease or any related document to which such Agent is a party, except as expressly provided by the terms hereof or by law, and no implied duties of any kind shall be read into any Operative Agreement against either Agent. The permissive right of either Agent to take actions enumerated in any Operative Document shall never be construed as a duty, unless such Agent is instructed or directed to exercise, perform or enforce one or more rights by the Required Participants (provided that such Agent has received indemnification reasonably satisfactory to it). No provision of the Operative Documents shall require either Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its obligations under the Operative Documents, or in the exercise of any of its rights or powers thereunder. It is understood and agreed that the duties of each Agent are ministerial in nature.

      (c) Except as specifically provided herein, each Agent is acting hereunder solely as agent and is not responsible to any party hereto in its individual capacity, except with respect to any claim arising from such Agent's gross negligence or willful misconduct or any breach of a representation or covenant made in its individual capacity.

      (d) Each Agent may accept deposits from, lend money to and otherwise deal with Lessee or any of its Affiliates with the same rights as it would have if it were not a named Agent hereunder.

    SECTION 16.2.  Reliance.  Each Agent may rely upon, and shall not be bound or obligated to make any investigation into the facts or matters stated in, any certificate, notice or other communication (including any communication by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been made, signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent (including any expert selected by such Agent to aid such Agent in any calculations required in connection with its duties under the Operative Documents).

    SECTION 16.3.  Action Upon Instructions Generally.  Subject to Sections 16.4 and 16.6, upon written instructions of the Required Participants, Agent Lessor shall, on behalf of the Participants, give such notice or direction, exercise such right, remedy or approval or power hereunder or in respect of the Premises, and give such consent or enter into such amendment to any document to which it is a party as Agent Lessor as may be specified in such instructions. Agent Lessor shall deliver to each Participant a copy of each notice, report and certificate received by Agent Lessor pursuant to the Operative Documents. Neither Agent shall have any obligation to investigate or determine whether there has been an Event of Default or Default. Neither Agent shall be deemed to have notice or knowledge of an Event of Default or Default unless a Responsible Officer of such Agent is notified in writing of such Event of Default or Default. If either Agent receives notice of an Event of Default, such Agent shall give prompt notice thereof, at Lessee's expense, to each Participant. Subject to Sections 16.4, 16.6 and 15.5, such Agent shall take action or refrain from taking action with respect to such Event of Default as directed by the Required Participants; provided that, unless and until such Agent receives such directions, such Agent may refrain from taking any action, or may act in its discretion, with respect to such Event of Default. Prior to the date the Lease Balance shall have become due and payable by acceleration pursuant to Section 18.2 of the Lease, Required Participants may deliver written instructions to Agent Lessor to waive, and Agent Lessor shall waive pursuant thereto, any Event of Default and its consequences; provided that in the absence of written instructions from all Participants, Agent Lessor shall not waive any (i) Payment Default or (ii) covenant or provision which, under Section 15.5, cannot be modified or amended without the consent of all Participants. As to any matters not expressly provided for by this Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Participants and such instructions of the Required Participants and any action taken or failure to act pursuant thereto shall be binding on each Participant.

    SECTION 16.4.  Indemnification.  Each Participant shall reimburse and hold each Agent harmless, ratably in accordance with its outstanding Certificate Amount at the time the indemnification is required to be given (but only to the extent that any such indemnified amounts have not in fact been paid to such Agent by, or on behalf of, Lessee in accordance with Section 12.1), from any and all claims, losses, damages, obligations, penalties, liabilities, demands, suits, judgments, or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including allocated charges, costs and expenses of internal counsel of such Agent and all other reasonable attorneys' fees and expenses incurred by such Agent, in any way relating to or arising in any manner out of (i) any Operative Document, the enforcement hereof or thereof or the consummation of the transactions contemplated thereby, or (ii) instructions from the Required Participants (including, without limitation, the costs and expenses that Lessee is obligated to and does not pay hereunder), provided that no Participant shall be liable for any of the foregoing to the extent they arise from (a) the gross negligence or willful misconduct of such Agent, (b) the inaccuracy of any representation or warranty or breach of any covenant given by such Agent in Section 7.4 or Section 9.1 hereof or in the Lease, (c) in the case of such Agent's handling of funds, the failure to act with the same care as such Agent uses in handling its own funds or (d) any taxes, fees or other charges payable by such Agent based on or measured by any fees, commissions or compensation received by it for acting as an Agent in connection with the transactions contemplated by the Operative Documents.

    SECTION 16.5.  Independent Credit Investigation.  Each Participant by entering into this Agreement agrees that it has, independently and without reliance on either Agent or any other Participant and based on such documents and information as it has deemed appropriate, made its own credit analysis of Lessee and its own decision to enter into this Agreement and each of the other Operative Documents to which it is a party and that it will, independently and without reliance upon either Agent or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking action under this Agreement and any related documents to which it is a party. Neither Agent shall be required to keep itself informed as to the performance or observance by Lessee of any other document referred to (directly or indirectly) or provided for herein or to inspect the properties or books of Lessee. Except for notices or statements which an Agent is expressly required to give under this Agreement and for notices, reports and other documents and information expressly required to be furnished to an Agent alone (and not also to each Participant, it being understood that such Agent shall forward copies of same to each Participant) hereunder or under any other Operative Agreement, such Agent shall not have any duty or responsibility to provide any Participant with copies of notices or with any credit or other information concerning the affairs, financial condition or business of Lessee (or any of its Affiliates) that may come into the possession of such Agent or any of its Affiliates.

    SECTION 16.6.  Refusal to Act.  Except for notices and actions expressly required of an Agent hereunder and except for the performance of its covenants in Section 9.1, each Agent shall in all cases be fully justified in failing or refusing to act unless (a) it is indemnified to its reasonable satisfaction by the Participants against any and all liability and reasonable expense which may be incurred by it by reason of taking or continuing to take any such action (provided that such indemnity shall not be required to extend to liability or expense arising from any matter described in clauses (a) through (d) of Section 16.4, it being understood that no action taken by an Agent in accordance with the instructions of the Required Participants shall be deemed to constitute any such matter) and (b) it is reasonably satisfied that such action is not contrary to any Operative Document or to any Applicable Law.

    SECTION 16.7.  Resignation or Removal of an Agent; Appointment of Successor.  Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by giving notice thereof to each Participant and Lessee. Upon any such resignation, the Required Participants at the time of the resignation shall have the right (with the reasonable, prompt approval of Lessee unless an Event of Default shall be continuing) to appoint a successor Agent which shall be a financial institution having a combined capital and surplus of not less than $100,000,000. If, within 30 calendar days after the retiring Agent's giving of notice of resignation, a successor Agent is not so appointed and does not accept such appointment, then the retiring Agent may appoint a successor Agent and transfer to such successor Agent all rights and obligations of the retiring Agent. Such successor Agent shall be a financial institution having combined capital and surplus of not less than $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from duties and obligations as Agent thereafter arising hereunder and under any related document. If the retiring Agent does not appoint a successor, any Participant shall be entitled to apply to a court of competent jurisdiction for such appointment, and such court may thereupon appoint a successor to act until such time, if any, as a successor shall have been appointed as above provided.

    SECTION 16.8.  Separate Agent Lessor.  The Required Participants may, and if they fail to do so at any time when they are so required, Agent Lessor may, for the purpose of meeting any legal requirements of any jurisdiction in which the Premises or Collateral may be located, appoint one or more individuals or corporations either to act as co-agent jointly with Agent Lessor or to act as separate agent of all or any part of the Premises or Collateral or the Lease, and vest in such individuals or corporations, in such capacity, such title to the Premises or Collateral or the Lease or any part thereof, and such rights or duties as Agent Lessor may consider necessary or desirable. Agent Lessor shall not be required to qualify to do business in any jurisdiction where it is not now so qualified. Agent Lessor shall execute, acknowledge and deliver all such instruments as may be required by any such co-agent or separate agent more fully confirming such title, rights or duties to such co-agent or separate agent. Upon the acceptance in writing of such appointment by any such co-agent or separate agent, it, she or he shall be vested with such interest in the Premises or Collateral and the Lease or any part thereof, and with such rights and duties, not inconsistent with the provisions of the Operative Documents, as shall be specified in the instrument of appointment, jointly with Agent Lessor (except insofar as local law makes it necessary for any such co-agent or separate agent to act alone), subject to all terms of the Operative Documents. Any co-agent or separate agent, to the fullest extent permitted by legal requirements of the relevant jurisdiction, at any time, by an instrument in writing, shall constitute Agent Lessor its attorney-in-fact and agent, with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its name. If any co-agent or separate agent shall die, become incapable of acting, resign or be removed, the interest in the Premises or Collateral and the Lease and all rights and duties of such co-agent or separate agent shall, so far as permitted by law, vest in and be exercised by Agent Lessor, without the appointment of a successor to such co-agent or separate agent.

    SECTION 16.9.  Termination of Agency.  The agency created hereby shall terminate upon the final disposition by Agent Lessor of all Collateral at any time subject hereto and the final distribution by the Administrative Agent of all moneys or other property or proceeds received pursuant to the Lease in accordance with its terms, provided that at such time Lessee shall have complied fully with all the terms hereof.

    SECTION 16.10.  MERGER.  THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER OPERATIVE DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

    THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    SECTION 16.11.  Limitations.  It is expressly understood and agreed by and among the parties hereto that, except as otherwise provided herein or in the other Operative Documents: (a) this Participation Agreement and the other Operative Documents to which either Agent is a party are executed by such Agent, not in its individual capacity (except with respect to the representations and covenants of Agent Lessor in Sections 7.4  and 9.1), but solely as Agent Lessor or the Administrative Agent, as applicable, under the Operative Documents in the exercise of the power and authority conferred and vested in it as such Agent; (b) each and all of the undertakings and agreements herein made on the part of such Agent are each and every one of them made and intended not as personal undertakings and agreements by such Agent, or for the purpose or with the intention of binding such Agent personally, but are made and intended for the purpose of binding only the Collateral unless expressly provided otherwise; (c) actions to be taken by such Agent pursuant to its obligations under the Operative Documents may, in certain circumstances, be taken by such Agent only upon specific authority of the Participants; (d) nothing contained in the Operative Documents shall be construed as creating any liability on such Agent, individually or personally, or any incorporator or any past, present or future subscriber to the capital stock of, or stockholder, officer or director, employee or agent of, such Agent to perform any covenants either express or implied contained herein, all such liability, if any, being expressly waived by the other parties hereto and by any Person claiming by, through or under them; and (e) so far as such Agent, individually or personally, is concerned, the other parties hereto and any Person claiming by, through or under them shall look solely to the Collateral and Lessee for the performance of any obligation under any of the instruments referred to herein; provided, however, that nothing in this Section 16.11 shall be construed to limit in scope or substance the general corporate liability of such Agent in respect of its gross negligence or willful misconduct or with respect to Agent Lessor those representations, warranties and covenants of Agent in its individual capacity set forth herein or in any of the other agreements contemplated hereby. Nothing in this Section 16.11  shall affect the duties, liabilities and obligations of Agent Lessor or the Administrative Agent in its additional capacity as Participant.

    SECTION 16.12.  Confidentiality.  Each Participant and each Agent shall maintain in confidence and not disclose to any Person any non-public information furnished to it pursuant to this Agreement or any other Operative Agreement and designated by the Lessee in writing as such ("Confidential Information") without the prior consent of the Lessee, subject to each Participant's and each Agent's (a) obligation to disclose any Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any Confidential Information to other Participants, to bank examiners, to its affiliates, auditors and counsel, and to any prospective transferee pursuant to Section 11  approved by the Lessee (if such approval is required pursuant to Section 11), (c) right to disclose any Confidential Information in connection with any litigation or dispute or the exercise of any remedy hereunder involving either Agent or the Participants and the Lessee or any of its Subsidiaries; provided, however, that Confidential Information disclosed pursuant to clause (b) or (c)  of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof and (d) right to disclose any Confidential Information to any rating agency rating the Commercial Paper. Notwithstanding the foregoing provisions of this Section 16.12, (a) the foregoing obligation of confidentiality shall not apply to any Confidential Information that was known to such Agent, Participant or any of their respective affiliates prior to the time it received such Confidential Information from the Lessee pursuant to this Agreement or any other Operative Agreement, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Participant, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law, and (b) the foregoing obligation of confidentiality shall not apply to any Confidential Information that becomes part of the public domain independently of any act of such Participant not permitted hereunder or when identical or substantially similar information is received by such Participant, without restriction as to its disclosure or use, from a Person who was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law. The obligations of each Participant and each Agent under this Section 16.12 shall survive the termination of this Agreement and the payment of any Certificates and all other amounts payable thereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC., as Lessee
By: /S/ GOKUL HEMMADY
Name: Gokul Hemmady
Title: Vice President/Treasurer
LEASE PLAN NORTH AMERICA, INC., not its individual capacity, except as expressly stated herein, but solely as Agent Lessor
By: /S/ BLAKE J. LACHER
Name: Blake J. Lacher
Title: Vice President
By:
Name:
Title:
AMSTERDAM FUNDING CORPORATION, as a Participant
By: /S/ BERNARD J. ANGELO
Name: Bernard J. Angelo
Title: Vice President
ABN AMRO BANK N.V., as a Participant
By: /S/ PETER L. EATON
Name: Peter L. Eaton
Title: Group Vice Presidentr
By: /S/ JOHN P. RICHARDSON
Name: John P. Richardson
Title: Vice President
ABN AMRO BANK N.V., not in its individual capacity but solely as the Administrative Agent
By: /S/ PETER L. EATON
Name: Peter L. Eaton
Title: Group Vice President
By: /S/ JOHN P. RICHARDSON
Name: John P. Richardson
Title: Vice President

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TABLE OF CONTENTS
PARTICIPATION AGREEMENT
ARTICLE I DEFINITIONS; INTERPRETATION
ARTICLE II DOCUMENT CLOSING DATE
ARTICLE III PURCHASE AND LEASE OF PREMISES; FUNDING OF ADVANCES

ARTICLE IV FEES
ARTICLE V CERTAIN INTENTIONS OF THE PARTIES
ARTICLE VI CONDITIONS PRECEDENT TO ADVANCES; COMPLETION DATE CONDITIONS

ARTICLE VII REPRESENTATIONS

ARTICLE VIII COVENANTS OF LESSEE

ARTICLE IX OTHER COVENANTS AND AGREEMENTS
ARTICLE X LESSEE DIRECTIONS; REPLACEMENT OF PARTICIPANTS
ARTICLE XI TRANSFERS OF PARTICIPANTS' INTERESTS
ARTICLE XII INDEMNIFICATION

ARTICLE XIII LIMITATION ON RECOURSE LIABILITY DURING CONSTRUCTION PERIOD
ARTICLE XIV LIBOR PROVISIONS; ADDITIONAL COSTS
ARTICLE XV MISCELLANEOUS

ARTICLE XVI AGENTS